Exhibit 10.1
No. 123 of the Roll of Deeds for 2018
Recorded
in Frankfurt am Main on 5/6 November 2018
before the undersigned notary
in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main
Dr. Georg A. Frowein
with official seat at
Bockenheimer Landstraße 24, 60323 Frankfurt am Main
appeared today

1.	Dr. Philipp Stoecker, born on 24 March 1983, with business address at Clifford Chance Deutschland LLP, Mainzer Landstr. 46, 60325 Frankfurt am Main, who is personally known to the notary, hereinafter not acting in his own name but – excluding any personal liability – for and on behalf of

(a)
Symbol I – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197720,

- "Seller 1" -,

(b)
Symbol II – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197726,

- "Seller 2" -,

(c)
Symbol III – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197732,

- "Seller 3" -,

(d)
Symbol IV – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197738,

- "Seller 4" -,
- Seller 1 through 4 individually "PropCo Seller"
and together "PropCo Sellers"-,

(e)
Symbol Holdco C-T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197687,

- "OpCo Seller"-,
- Seller 1 through 4 and OpCo Seller individually "Seller" and together "Sellers"-,

(f)
Symbol V – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 197753,

- "Symbol V" -

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for (a) through (f) based on notarially legalized, apostilled powers of attorney, with notarial certificates of representation, copies of which were presented at the notarization with the promise (without assuming any personal liability) to deliver the originals in due course, certified copies of which shall then be attached to this deed.

2.	Dr. Jochen Scheel, born on 16 December 1965, with business address at Allen & Overy LLP, Bockenheimer Landstraße 2, 60306 Frankfurt am Main, who is personally known to the notary, hereinafter acting not in his own name but – excluding any personal liability – for and on behalf of

(a)
Platin 1680. GmbH (in the future: Yolk Paragon GmbH), a private limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and existing under the laws of Germany, having its business office at An der Welle 4, 60322 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court of Frankfurt am Main under registration no. HRB 112859,

- "Buyer 1" -,

(b)
Luxembourg Investment Company 271 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg, registered in the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under no. B 224025,

- "Buyer 2" -,
- Buyer 1 and 2 individually "Buyer" and together "Buyers"-, for (a) based on a certified power of attorney, the original of which was presented at the notarization and a hereby certified copy of which shall be attached to this deed, and for (b) based on a written power of attorney, a copy of which was presented at the notarization with the promise (without assuming personal liability) to deliver a legalized and apostilled original of the power of attorney presented, a certified copy of which shall then be attached to this deed.
Upon inspection of the commercial register of the local court (Amtsgericht) of Frankfurt am Main on 5 November 2018, the Notary hereby certifies (bescheinigt) that Platin 1680. GmbH is registered under registration number 112859 with its registered office in Frankfurt am Main. The Notary hereby confirms (bestätigt) that the sole shareholder of Platin 1680. GmbH, registered with the local court (Amtsgericht) of Frankfurt am Main under registration number 112859 and with its registered office in Frankfurt am Main, resolved, among other things, in a notarial deed dated 2 November 2018 (roll of deeds no. 115/2018 of the acting Notary) to change the company's name to Yolk Paragon GmbH and to appoint Andreas Grundhöfer, who is named as signatory in the power of attorney, as managing director with sole power of representation, and that those resolutions were filed with the commercial register on 2 November 2018 (roll of deeds no. 118/2018 of

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the acting Notary); the acting Notary instructed the persons appearing that such confirmation does not constitute a certificate of representation within the meaning of sec. 21 of the German Federal Notary Act (Bundesnotarordnung), a party may only rely bona fides on the registration in the commercial register from the date of such registration, and such registration has no retroactive effect.
Further, upon inspection of the commercial register of Luxembourg on 5 November 2018, the Notary certifies (bescheinigt) that (i) the entry under register number B224025 shows Luxembourg Investment Company 271 S.à r.l., with its registered office in Luxembourg, Luxembourg, and lists RCS Management (Luxembourg) S.à r.l., with its registered office in Luxembourg, Luxembourg, registered with the commercial register of Luxembourg under register number B103337 as the sole representative of Luxembourg Investment Company 271 S.à r.l. with sole power of representation and (ii) the entry under register number B103337 shows RCS Management (Luxembourg) S.à r.l., with its registered office in Luxembourg, Luxembourg, and lists Virginie Dohogne and Douwe Terpstra, who are named as signatories in the power of attorney, as managing directors with joint power of representation.
The Notary pointed out that, under German law, powers of attorney can only effect deemed representative powers (Rechtsscheinwirkungen) if presented in the original or as engrossment (Ausfertigung) and that in case of written, uncertified powers of attorney the identity of the signatory as well as of the person represented cannot be verified.
The Sellers and the Buyers are hereinafter individually referred to as a "Party" and together the "Parties".

The acting notary is hereinafter referred to as "Notary".
The persons appearing do not assume any liability as to the validity and/or the scope of the powers of attorney presented.
The Notary asked the persons appearing regarding a prior involvement according to section 3 para. 1 sentence 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz). After having been instructed by the Notary the persons appearing and the Notary declared that there had been no such prior involvement.
The Notary inspected the commercial registers of the companies involved and the land register excerpts as well as the list of pending registrations (Markentabelle) on 5 November 2018. For purposes of this Agreement, 6 November 2018 shall be the "Signing Date".
The persons appearing requested this deed to be recorded in the English and regarding German translations of legal terms partly in the German language. The acting Notary who is in sufficient command of the English language ascertained that the persons appearing are also in adequate command of the English and the German language. After having been instructed by the Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this deed.
All references to annexes in this deed are references to annexes to the notarial deed of the notary Dr. Thomas Lang dated 2 through 6 November 2018 (no. 27 of the roll of deeds for 2018), hereinafter referred to as "Reference Deed 1". The persons appearing further make reference

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to the notarial deed of the acting Notary dated 6 November 2018 (no. 122 of the roll of deeds for 2018), hereinafter referred to as "Reference Deed 2" and together with Reference Deed 1, the "Reference Deeds". Formal reference (Verweisung) is herewith made to the Reference Deeds pursuant to section 13a of the German Notarisation Act (Beurkundungsgesetz) and the contents of the Reference Deeds shall be part of this agreement. The originals of the Reference Deeds were available (lagen vor) during the present notarisation. The persons appearing confirmed that they are fully aware of the contents of the Reference Deeds. Acting for and on behalf of the parties which they represent, the persons appearing hereby authorise (genehmigen) all declarations made in the Reference Deeds. After having been instructed by the acting Notary about the meaning of their declarations, the persons appearing waived their right to have the Reference Deeds read aloud to them and that the Reference Deeds be attached to this notarial protocol. After having been instructed by the acting Notary, the persons appearing waived their right to obtain the assistance of a sworn interpreter and to obtain a certified translation of the Reference Deeds including the annexes thereto.
With regard to clause 17.8 of Annex 7.3.1(j) to the Reference Deed 1, the Parties undertake to agree in good faith until the Closing of this Agreement on provisions regarding the Performance Fee in termination scenarios along the following lines:

A.
If the Asset Manager terminates early, the Performance Fee calculated based on the valuation at the time of termination will be paid at the time of divestment by the Client, but only to the extent there is no financial loss to the Client. For example, if 10 million in performance fee is due upon early termination, and the Client at divestment has 9 million to pay without incurring loss, the Asset Manager would only receive 9 million. For the purpose of calculating whether there will be loss on the investment, any performance fee due to the replacement asset manager would be excluded. In other words, the Asset Manager’s fee would be paid regardless of any fee due to the replacement asset manager, as long as such payment (without taking into consideration any performance fee due to the replacement asset manager) would not result in loss on investment.

B.
If the Client terminates early for gross negligence, willful misconduct or fraud, no Performance Fee would be paid. If the Client terminates without cause, the Performance Fee calculated based on the valuation at the time of termination will be paid at the time of divestment by the Client without regard to whether such payment would result in loss on the investment.

All approvals, consents and similar declarations that may still be required shall take effect for and against all parties upon receipt by the Notary.
The Notary is entitled to issue complete or partial executed as well as certified copies of this deed and of the schedules hereto (Ausfertigungen oder Teilausfertigungen).
Requesting its notarisation, the persons appearing then declared the following:
PROJECT PARAGON
SHARE SALE AND PURCHASE AGREEMENT
("Agreement")

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CONTENTS
Clause	Page
1.Preamble    6
2.Symbol V    9
3.Sale of the Sold Shares and Remaining Symbol V Shareholder Loans    11
4.Shareholders' Approval    13
5.Repayment of Helaba Loan    13
6.Purchase Price; Payments    15
7.Closing; Termination Rights, Deposit    23
8.Closing Date Accounts    30
9.Buyers' Refinancing of Target Companies    33
10.Sellers' Guarantees; No other Remedies    35
11.Remedies for Breach of Sellers' Guarantees    43
12.Tax    47
13.Period between Signing Date and Closing Date    53
14.Indemnifications    56
15.Pass-Through Items    57
16.Mutual Guarantees, Covenants and Indemnity    59
17.Confidentiality and Announcements    63
18.Assignment of Rights and Obligations    64
19.Transfer Taxes and Costs    64
20.Notices    64
21.SEC and Korean Capital Market Filings    66
22.Miscellaneous    67

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INDEX OF DEFINITIONS

0.5% Shareholder Loan	8
1.1% Shareholder Loan	8
2.2% Shareholder Loan	8
Account Setup Period	30
Acquisition Agreement	57
Additional Upstream Loans	8
Adjusting Events	19
Adjustment Statement	30
Affiliate	68
Agent	60
Agreement	5
Annex	69
Anti-Corruption Laws	60
Approved Lender	33
BGB	7
Bring Down Declaration	43
Business Day	68
Buyer	3
Buyer 1	3
Buyer 2	3
Buyer Account	21
Buyers	3
Buyers’ Knowledge	45
Capital Market Filings	67
Clause	69
Closing	24
Closing Condition	23
Closing Date	24
Closing Date Accounts	30
Closing Date Calculation	31
Closing Date Notice	24
Completion Documents	59
Confidential Matters	63
Contractual Auditor	30
Cut-Off Date	45
Cut-Off Time	32
Data Room	42
DEKA	57
Deposit	27
Dietz	9
Dietz Group	9
Dietz SPA	10
Directive	61
Discussion Period	32

Effective Time	30
Environmental Pollution	41
Escrow Account	27
Estimated Purchase Prices	20
Excluded Tax Claims	53
Existing Upstream Loans	8
Expert	32
Fairly Disclosed	45
Financing CP	23
Fixed GMS Asset Value	7
Fixed Property Value	7
FLS Remediation Works	57
Fundamental Warranties	46
Ground Rent	17
GWB	53
Helaba	7
Helaba Account	14
Helaba Land Charges	7
Helaba Loan	7
Helaba Loan Agreement	7
Helaba Release Amount	14
Helaba Release Amount Notification	14
Helaba Release Letter	14
Helaba Security	7
Helaba TBA Land Charge	13
Indemnifiable Tax	49
Interest Cap	15
Knowledge Persons	43
Land Charge Cancellation Documents	13
Lease	39
Lease Agreements	39
Liability Cap	44
Listed Company	66
Long Stop Date	26
Notary	4
Notices	64
OFAC	60
Old Claims	16
OpCo	6
OpCo Seller	2
OpCo Seller Account	21
OpCo Value	19
Order	22
Over-Accrual	50

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Over-Indemnification	50
Parties	4
Party	4
PECs	8
Pre-Acquisition Periods	35
Pre-Closing Date Period	47
Pre-Closing Date Tax	47
Pre-Closing Date Tax Refund	47
Preliminary Closing Date Accounts	31
PropCo	6
PropCo Letter	14
PropCo Seller	2
PropCo Sellers	2
PropCo Value	15
Public REF	67
Purchase Price	15
Real Property	7
Reference Deed 1	5
Reference Deed 2	5
Reference Deeds	5
Refinancing Documentation	34
Relevant Claim	43
Relevant Party	59
Relevant Tax Proceeding	47
Remaining Symbol V Shareholder Loans	12
Replacement Financing	33
Representatives	63
Review Period	32
Sanctions	60
Scheduled Closing Date	23
SEC Filings	66
Seller	2
Seller 1	2
Seller 1 Account	21
Seller 2	2
Seller 2 Account	21
Seller 3	2
Seller 3 Account	21
Seller 4	2
Seller 4 Account	21
Seller Account	21
Sellers	2
Sellers' Guarantee	35
Sellers' Knowledge	42
Sellers' Tax Guarantee	48
Settlement Agreement	57

Settlement Backstop Date	57
Signing Date	4
Sold OpCo Shares	7
Sold PropCo Shares	6
Sold Shares	7
Sold Shares 1	6
Sold Shares 2	6
Sold Shares 3	6
Sold Shares 4	6
Sold Symbol V Shares	10
Symbol V	2
Symbol V Buyer PECs	11
Symbol V Seller PECs	10
Symbol V Shareholder Loan Amount	10
Symbol V Shareholder Loans	8
Symbol V Shares	9
Target Companies	6
Tax	47
Tax Asset	47
Tax Authority	47
Tax Credit	48
Tax Proceeding	48
Tax Refund	48
Tax Return	48
Tax Withholding	22
Trianon Highrise	7
Upstream Loan Amount	8
Upstream Loans	8
VAT	22
W&I Insurance Policy	43

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INDEX OF ANNEXES

Annex 1.1.2	Shareholder Lists of PropCo and OpCo
Annex 1.3.1	Real Property (land register excerpts)
Annex 1.4	Finance Documents
Annex 1.5.1	Symbol V Shareholder Loan Agreements
Annex 2.3.2	Terms and conditions of Symbol V Seller PECs
Annex 4.2	Approval of board managers of Symbol V
Annex 5.1.2	Helaba Release Letter
Annex 6.2.1(c)(v)	Disputed loss carry forwards
Annex 6.2.3(c)	Tax accruals
Annex 6.3.1	Pro-Forma Balance Sheets as of 30 November 2018
Annex 6.3.2	Estimated Purchase Prices
Annex 7.3.1(j)	Draft Asset Management Agreement
Annex 7.3.4	Closing Memorandum
Annex 9.4	Power of attorney for Buyers' financing
Annex 10.2.1(b)	Commercial Register Excerpts and Articles of Association of the Target Companies
Annex 10.2.3(d)	Excerpts from the building encumbrances register (Baulastenverzeichnis)
Annex 10.2.3(i)	Public Subsidies
Annex 10.2.4(a)	Lease Agreements
Annex 10.2.4(b)	Rent Roll
Annex 10.2.4(d)	Rent Securities under the Lease Agreements
Annex 10.2.4(f)	Notices of Termination of Lease
Annex 10.2.4(g)	Rent and service charge arrears
Annex 10.2.4(i)	Tenant objections
Annex 10.2.6(a)	Insurance contracts of the Target Companies
Annex 10.2.6(b)	Insurance events

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Annex 10.2.8	Law Suits and Proceedings with Authorities
Annex 10.2.9(b)	Third party contracts
Annex 10.2.9(c)	Target Companies' bank accounts
Annex 10.2.11	List of fixtures
Annex 10.4	Sellers' Knowledge – List of Individuals
Annex 11.2.2	Insurance Company Letter
Annex 11.2.3	Bring Down Declaration
Annex 11.4.3	Buyers' Knowledge – List of Individuals
Annex 12.8.3	Excluded Tax Claims
Annex 15.1.1a	FLS Remediation Works
Annex 15.1.1b	Excerpt of Acquisition Agreement regarding FLS works and escrow
Annex 15.1.2	Draft Settlement Agreement

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1.	PREAMBLE

1.1	Target Companies

1.1.1	The Sellers and Symbol V hold, as set out in more detail in sub-clause 1.2, all shares in the following companies ("Target Companies"):

(a)
Geschäftshaus am Gendarmenmarkt GmbH, having its registered office at c/o HauckSchuchardt, Pollux, Platz der Einheit 2, 60327 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration no. HRB 82647 ("PropCo"), and

(b)
GMS Gebäudemanagement und Service GmbH, having its registered office at c/o HauckSchuchardt, Pollux, Platz der Einheit 2, 60327 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration no. HRB 36774 ("OpCo"). OpCo operates the canteen and the parking garage of the Trianon Highrise (as defined below).

1.1.2
Most recent shareholder lists of PropCo and OpCo included in the commercial register dated 15 July 2015 were available as a print out of the electronic commercial register at the notarisation and are attached as Annex 1.1.2. A new shareholder list reflecting the transfer of one additional share in PropCo from Seller 4 to Symbol V has been signed by the Notary and submitted today to the commercial register; a copy thereof is attached as part of Annex 1.1.2.

1.2	The PropCo and OpCo Shares

1.2.1	The Seller 1 holds 5,760 shares (i.e. 22.5% of the shares in PropCo) with a nominal value of EUR1.00 each (serial numbers 4 – 2,591, 11,504 -14,383 and 24,304 – 24,595) in PropCo ("Sold Shares 1").

1.2.2
The Seller 2 holds 5,760 shares (i.e. 22.5% of the shares in PropCo) with a nominal value of EUR1.00 each (serial numbers 2,592 -5,179, 14,384 – 17,263 and 24,596 – 24,887) in PropCo ("Sold Shares 2").

1.2.3
The Seller 3 holds 5,760 shares (i.e. 22.5% of the shares in PropCo) with a nominal value of EUR1.00 each (serial numbers 5,180 – 7,766, 17,264 – 20,143 and 24,888 – 25,180) in PropCo ("Sold Shares 3").

1.2.4
The Seller 4 holds 5,759 shares (i.e. 22.4960% of the shares in PropCo) with a nominal value of EUR1.00 each (serial numbers 7,767 – 10,353, 20,144 – 23,023 and 25,181 – 25,472) in PropCo ("Sold Shares 4").

1.2.5	The aforementioned shares held by the Sellers 1 through 4 in PropCo are herein collectively referred to as the "Sold PropCo Shares".

1.2.6	2,561 shares (i.e. 10.0039% of the shares in PropCo) with a nominal value of EUR1.00 each (serial numbers 10,354 – 11,503, 23,024 – 24,303 and 25,473 –25,603) in PropCo are held by Symbol V.

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1.2.7	Furthermore, OpCo Seller holds two shares (i.e. 100% of the shares in OpCo) with a nominal value of EUR13,000.00 each in OpCo ("Sold OpCo Shares").

1.2.8	The Sold PropCo Shares and the Sold OpCo Shares are herein collectively referred to as the "Sold Shares".

1.3	Real Property

1.3.1
PropCo is the owner of or, as indicated in Annex 1.3.1, holder of a ground lease (Erbbaurecht) for the real property shown in the land register excerpts attached as Annex 1.3.1 (collectively "Real Property").

1.3.2
The Real Property comprises the Trianon high-rise building located Mainzer Landstraße 16, Frankfurt am Main ("Trianon Highrise"), and two adjoining residential properties located Klüberstraße 6-10 and Zimmerweg 8, Frankfurt am Main.

1.3.3
The term Real Property also includes the properties' constituent parts (wesentliche Bestandteile) and, to the extent owned by the Target Companies on the Closing Date, its equipment (Zubehör) in the meaning of section 97 of the German Civil Code ("BGB").

1.3.4
The Buyers shall (indirectly through the acquisition of the Sold Shares and the Sold Symbol V Shares) acquire and assume the Real Property with all registered and unregistered encumbrances and restrictions to which it is subject on the Closing Date (other than the Helaba Land Charges) as well as all registered and unregistered entitlements (provided that, with regard to encumbrances capable of registration in the land register, this shall only apply to those encumbrances that exist at the Signing Date, are permitted under this Agreement or to which the Buyers have granted their written consent).

1.3.5
The Parties have, for the purposes of this Agreement, agreed on a debt free fixed value of the Real Property of EUR669,392,218.67 ("Fixed Property Value") and a fixed value of OpCo's fixed assets and contracts of EUR607,781.33 ("Fixed GMS Asset Value") (totalling an amount of EUR670,000,000).

1.4	Helaba Loan
The PropCo is the borrower under an up to EUR330,000,000 bank loan agreement dated 25 September 2014 as amended by an amendment and restatement agreement dated 20 July 2015 with Landesbank Hessen-Thüringen Girozentrale as lender (together with all associated security and other finance documents as set out in Annex 1.4, "Helaba Loan Agreement"; the lenders and agents and any other finance party thereunder together, "Helaba") ("Helaba Loan"). The Helaba Loan is, inter alia, secured by land charges in favour of Helaba that encumber the Real Property ("Helaba Land Charges"; together with all other in rem or in personam security granted in connection with the Helaba Loan Agreement, "Helaba Security"). The Helaba Loan shall be repaid by the PropCo on the Closing Date as further set out in Clause 5.

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1.5	Symbol V Shareholder Loans

1.5.1
OpCo Seller is the lender and Symbol V is the borrower under that certain (i) shareholder loan dated 30 June 2016 with an original principal amount of EUR17,563,206 bearing interest at a rate of 2.2% per annum ("2.2% Shareholder Loan"), (ii) shareholder loan dated 30 June 2016 with an original principal amount of EUR1,672,686 bearing interest at a rate of 0.5% per annum ("0.5% Shareholder Loan") and (iii) shareholder loan dated 30 June 2016 with an original principal amount of EUR 1,672,686 bearing interest at a rate of 1.1% per annum ("1.1% Shareholder Loan") (the 1.1% Shareholder Loan, the 0.5% Shareholder Loan and the 2.2% Shareholder Loan collectively the "Symbol V Shareholder Loans"). Copies of the Symbol V Shareholder Loans are attached as Annex 1.5.1.

1.5.2
A portion of the outstanding amount of the 2.2% Shareholder Loan (in an amount of EUR5,000,000) shall be replaced on Closing with (and converted in) preferred equity certificates ("PECs") pursuant to sub-clause 2.3.2. The PECs shall be retained by OpCo Seller. The Symbol V Shareholder Loans, to the extent not converted into PECs, shall be sold to Buyer 2, as set out in more detail in sub-clauses 2.3 and 3.3 on the Closing Date, and shall be converted to Symbol V Buyer PECs (as defined below) on the same date as set out in sub-clause 2.3.4.

1.6	Upstream Loans

1.6.1
PropCo is the lender under certain upstream loans to Seller 1, Seller 2, Seller 3 and Seller 4 dated 5 November 2018 with a total original principal amount of EUR18,828,522.76 bearing interest at a rate of 1.5 % per annum ("Existing Upstream Loans").

1.6.2	The Sellers shall procure that the Existing Upstream Loans be increased or new upstream loans be granted by PropCo to some or all of the Sellers:

(a)	in the amount of the proceeds from the sale of the Interest Cap pursuant to sub-clause 5.5; and

(b)	in order to distribute cash in excess of the targeted cash amount (c.f. sub-clause 6.2.1(b)(vii) of PropCo to the Sellers
("Additional Upstream Loans"; the Existing Upstream Loans and the Additional Upstream Loans collectively the "Upstream Loans"). The Buyers agree to such increases and the creation of Additional Upstream Loans pursuant to this sub-clause 1.6.2.

1.6.3
PropCo shall notify the Buyers by email no later than on the Scheduled Closing Date of the total repayment amount outstanding under the Upstream Loans (including, for the avoidance of doubt, any Additional Upstream Loans granted pursuant to sub-clause 1.6.2) as at the Scheduled Closing Date, and shall state the daily interest amount from the Scheduled Closing Date onwards ("Upstream Loan Amount").

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1.6.4
With effect from the Closing, Buyer 2 shall assume any and all liabilities under the Upstream Loans (other than any liabilities of Symbol V under the Upstream Loans, if any) whereby Seller 1, Seller 2, Seller 3 and Seller 4 shall be released from all their obligations under the Upstream Loans (befreiende Schuldübernahme). For the avoidance of doubt, the compensation for the Upstream Loans shall not be paid in cash but in lieu of performance (an Erfüllungs Statt) by way of assumption of liabilities by Buyer 2 in accordance with the preceding sentence.

1.7	Relation of the Sellers

1.7.1	The Sellers are joint and several debtors (Gesamtschuldner) for their obligations under this Agreement.

1.7.2	The Sellers are jointly and severally entitled creditors (Gesamtgläubiger) with regard to payment and other claims of the Sellers under this Agreement.

1.7.3	All termination, withdrawal and election rights of the Sellers under or in connection with this Agreement may only be exercised by the Sellers jointly.

1.7.4	The Sellers herewith authorise (bevollmächtigen) each other to give and receive all declarations under this Agreement for and on behalf of the relevant other Seller.

1.7.5	The knowledge of any individual listed in Annex 10.4 shall be attributed to all Sellers.

1.8	Relation of Buyers

1.8.1	The Buyers are always joint and several debtors (Gesamtschuldner) for their obligations under this Agreement.

1.8.2	All termination, withdrawal and election rights of the Buyers under or in connection with this Agreement may only be exercised by the Buyers jointly.

1.8.3	The Buyers authorise (bevollmächtigen) each other to give and receive all declarations under this Agreement for and on behalf of the relevant other Buyer.

1.8.4	The knowledge of any individual listed in Annex 11.4.3 shall be attributed to both Buyers.

2.	SYMBOL V

2.1	Current shareholding in Symbol V
Dietz Holding GmbH ("Dietz ") holds 11,249 (i.e. 89.992% of the shares in Symbol V) and Mr. Wolfgang Dietz holds 1,251 (i.e. 10.008% of the shares in Symbol V) shares with a nominal value of EUR1.00 each in Symbol V ("Symbol V Shares"). Dietz and Mr Wolfgang Dietz are hereinafter referred to as "Dietz Group".

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2.2	Sale and Transfer of Sold Symbol V Shares
Buyer 2 undertakes:

2.2.1
Without undue delay after the fulfilment of the condition precedent pursuant to sub clause 7.1.4 to conclude with Dietz a share sale and transfer agreement by accepting the binding offer of Dietz (UR-no. 122/2018 of the Notary dated 6 November 2018 ("Dietz SPA")) pursuant to which, with effect of Closing:

(a)	1,249 (i.e. 9.992% of the shares in Symbol V) with a nominal value of EUR1.00 each in Symbol V ("Sold Symbol V Shares") shall be sold and transferred by Dietz to Buyer 2; and

(b)
Dietz Group and Buyer 2 shall agree on new articles of association of Symbol V and PropCo as attached to the Dietz SPA and shall hold on the Closing Date an extraordinary shareholders’ meeting resolving inter alia upon the full amendment and restatement of such articles of association;

(c)
Dietz Group and Buyer 2 shall agree on the put and call options in respect of the remaining 90.008% of the shares in Symbol V that are (initially) retained by Dietz Group pursuant to the draft agreements as attached to the Dietz SPA; and

2.2.2	To pay the respective purchase price payable to Dietz under the Dietz SPA when due (whereby the closing under the Dietz SPA shall occur at the same time as the Closing under this Agreement).

2.3	Symbol V Shareholder Loans and transformation into PECs

2.3.1
No later than three (3) Business Day prior to the Scheduled Closing Date OpCo Seller shall notify the Buyers by email of the total amount outstanding under the Symbol V Shareholder Loans as at the Scheduled Closing Date, and shall state the daily interest amount from the Scheduled Closing Date onwards ("Symbol V Shareholder Loan Amount").

2.3.2
On the Closing Date, Symbol V, as issuer, and OpCo Seller, as holder, shall enter into a subscription agreement for the issuance of a certain number of preferred equity certificates ("Symbol V Seller PECs"), such Symbol V Seller PECs having the terms and conditions set out in Annex 2.3.2 for an aggregate amount of EUR5,000,000, in partial replacement in an equal amount of the existing 2.2% Shareholder Loan between OpCo Seller, as lender, and Symbol V, as borrower.

2.3.3
The subscription price for such Symbol V Seller PECs shall be paid by way of a payment in kind consisting of a partial replacement of the outstanding principal amount due under the 2.2% Shareholder Loan in the amount of EUR5,000,000. For the avoidance of doubt, the Parties agree that, on the Closing Date and with effect as of Closing, the Symbol V Shareholder Loans, to the extent not converted into Symbol V Seller PECs pursuant to this sub-clause 2.3, shall be sold to Buyer 2 in accordance with sub-clause 3.3.

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2.3.4
On the Closing Date, immediately following Closing, Symbol V as issuer and Buyer 2 as holder shall enter into a subscription agreement for the issuance of preferred equity certificates for an aggregate amount equal to the Symbol V Shareholder Loan Amount less EUR 5,000,000 governed on the same terms and conditions set out in Annex 2.3.2 ("Symbol V Buyer PECs"), in replacement of the Remaining Symbol V Shareholder Loans (as defined below) which are to be transferred to the Buyer 2 as set out in more detail in sub-clause 3.3. The subscription price for such Symbol V Buyers PECs shall be paid by way of a payment in kind consisting of any outstanding amount (including principal and interest), corresponding to Symbol V Shareholder Loan Amount less EUR5,000,000. Such Symbol V Buyer PECs and the Symbol V Seller PECs shall rank pari passu.

2.3.5
To the extent Symbol V issues any further preferred equity certificates or any other similar instruments are put in place at the level of Symbol V, such further preferred equity certificates or similar instruments shall at all times (and Symbol V and the Buyers shall procure that such additional preferred equity certificates or similar instruments shall at all times) be subordinated to and shall rank junior to both the Symbol V Seller PECs and the Symbol V Buyer PECs. Symbol V and the Buyers shall (and shall procure that any beneficiary of such preferred equity certificates or similar instruments shall) execute such documents and perform such acts as shall be reasonably required by the Sellers to give effect to the subordination of such preferred equity certificates or similar instruments to the Symbol V Seller PECs and the Symbol V Buyer PECs. The preceding sentence shall apply mutatis mutatis to shareholder debt instruments in Symbol V, if any.

2.3.6
Following Closing of this Agreement, the Buyers shall establish a structure designed for the distribution of dividends to the shareholders in the PropCo it being understood that such dividends shall be distributed proportionately to all shareholders in the PropCo.

3.	SALE OF THE SOLD SHARES AND REMAINING SYMBOL V SHAREHOLDER LOANS

3.1	Sale and transfer of the Sold Shares

3.1.1	Seller 1 hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers the Sold Shares 1 to Buyer 1, who accepts such sale and transfer.

3.1.2	Seller 2 hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers the Sold Shares 2 to Buyer 1, who accepts such sale and transfer.

3.1.3	Seller 3 hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers the Sold Shares 3 to Buyer 1, who accepts such sale and transfer.

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3.1.4	Seller 4 hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers the Sold Shares 4 to Buyer 1, who accepts such sale and transfer.

3.1.5	OpCo Seller hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers the Sold OpCo Shares to Buyer 2, who accepts such sale and transfer.

3.2	Right to profits
The sale of the Sold Shares shall include any and all rights pertaining to the Sold Shares on and from the Closing Date, including the rights to receive profits of the Target Companies that have not been distributed prior to the Closing Date, it being understood that this shall be without prejudice to any other provision of this Agreement commercially allocating assets and liabilities of the Target Companies and Symbol V between the Parties which shall remain unaffected.

3.3	Sale and Transfer of the Remaining Symbol V Shareholder Loans
Symbol V, Buyer 2 and OpCo Seller agree that OpCo Seller, as initial lender, hereby sells and, subject to the satisfaction of the condition precedent set out in sub-clause 3.4, transfers with effect as at the Closing Date, the remainder of the Symbol V Shareholder Loans (being the Symbol V Shareholder Loans less the EUR5,000,000 that will be converted into Symbol V Seller PECs pursuant to sub-clause 2.3.2; "Remaining Symbol V Shareholder Loans")) to Buyer 2, as new lender, who accepts such assignment and transfer. Further to (i) the assignment of the Remaining Symbol V Shareholder Loans and (ii) the issuance of the Symbol V Seller PECs, (A) Symbol V shall be discharged from any obligations and liabilities whatsoever towards the OpCo Seller under the Symbol V Shareholder Loans and (B) the Buyer shall be bound, as new lender, by the terms of the Remaining Symbol V Shareholder Loans (in place of the OpCo Seller). The Buyer shall be free to convert the acquired remaining portion of the Symbol V Shareholder Loans on or promptly following Closing into Symbol V Buyer PECs.

3.4	Condition precedent
Each of the assignments of the Sold Shares pursuant to sub-clause 3.1, and the transfer of the remainder of the Symbol V Shareholder Loans is made strictly subject to the satisfaction of the condition precedent (aufschiebend bedingt) that all relevant recipients have received in cleared funds all amounts payable by the Buyers at Closing pursuant to sub-clauses 7.3.1(a), 7.3.1(b) and 7.3.1(c).
The Sellers shall at Closing, after receipt in cleared funds of the amounts pursuant sub-clause 7.3.1, confirm to the Buyers in writing (in the form of the closing memorandum as referred to in sub-clause 7.3.4, and with a copy to the Notary) that the amounts payable by the Buyers pursuant sub-clause 7.3.1(b), were fully received.
In any event upon the Notary's receipt of an executed PDF copy of the closing memorandum pursuant to sub-clause 7.3.4 (transmission via email or facsimile shall suffice), any and all conditions precedent to the transfer of the Sold Shares shall be irrefutably (unwiderleglich) deemed fulfilled irrespective of their factual, timely and

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proper fulfilment and the transfer of the Sold Shares shall be effective. The Notary shall at the same time be released from any investigation obligation as regards the factual fulfilment of the conditions precedent for the transfer of the Sold Shares.

4.	SHAREHOLDERS' APPROVAL

4.1	Approval of shareholders in PropCo
The PropCo Sellers and Symbol V– waiving all requirements of time and form – hereby hold an extraordinary shareholders' meeting of PropCo and resolve as follows:
“We hereby approve the sale and transfer of the Sold PropCo Shares to Buyer 1 pursuant to this Agreement, and waive any pre-emption right on the Sold PropCo Shares.”
No further resolutions are made. The shareholders' meeting is adjourned.

4.2	Approval of the board of managers of Symbol V
All necessary approvals and resolutions for the restructuring measures relating to Symbol V pursuant to Clause 2 have been granted or passed, respectively, and copies of such approvals and resolutions are attached hereto as Annex 4.2.

5.	REPAYMENT OF HELABA LOAN
The Helaba Loan shall be fully repaid on the Scheduled Closing Date. The PropCo Sellers and Buyer 1 agree on the following in this respect:

5.1	Release documents
The Sellers shall contact Helaba and request that Helaba issues without undue delay:

5.1.1	To the Notary, all documents in due form (grundbuchmäßige Form) that are required for

(a)
the cancellation of the Helaba Land Charges other than the Helaba Land Charge registered at the local court of Frankfurt am Main, register for heritable building rights of Frankfurt Bezirk 10, folio 1741, seq. no. 1 in division III of the land registry in favour of Landesbank Hessen-Thüringen Girozentrale in the amount of EUR1,000,000 (the "Helaba TBA Land Charge") in the land register ("Land Charge Cancellation Documents")

(b)	the assignment of the Helaba TBA Land Charge together with the original of the land charge certificate (Grundschuldbrief) and the enforceable copy pertaining to the Helaba TBA Land Charge, in each case together only with the escrow instruction (Treuhandanweisung) that the Notary shall file these documents with the land registry once the Helaba Release Amount (as defined below) has been paid in full;

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5.1.2
To PropCo, a release letter or release agreement in relation to the Helaba Loan providing for the release of all other Helaba Security and any other obligation or liability (including any indemnity, joint debtorship or guarantee) in relation to the Helaba Loan Agreement and any other finance document, subject only to the payment of the Helaba Release Amount, a work-in-progress draft of which is attached hereto as Annex 5.1.2 based on which the Sellers and the Buyers undertake to agree in good faith the final version ("Helaba Release Letter") by 9 November 2018; and

5.1.3
To PropCo, a statement ("Helaba Release Amount Notification") setting out the outstanding loan funds, including any accrued daily interest and any and all prepayment or termination fees, breakage costs and ancillary costs, as well as all hedging costs, if any, and costs associated with the repayment of the Helaba Loan as at the Scheduled Closing Date, and stating the daily interest amount from the Scheduled Closing Date onwards (together "Helaba Release Amount"), and details of the account to which such payment shall be made ("Helaba Account");

it being understood that the Helaba Release Letter pursuant to sub-clause 5.1.2 and the Helaba Release Amount Notification pursuant to sub-clause 5.1.3 can be combined in one document. The Sellers shall procure that the PropCo issues no later than on the Scheduled Closing Date a letter confirming that Helaba has not in writing notified an event of default under the Helaba Loan ("PropCo Letter").

5.2	Notary instruction
The Notary is hereby instructed by the Parties to provide the Parties with a copy of the Land Charge Cancellation Documents and trust instructions made by Helaba without undue delay (email with pdf copies of these documents being sufficient).

5.3	Payment of Helaba Release Amount
Buyer 1 shall procure the payment of the Helaba Release Amount into the Helaba Account by no later than on the Scheduled Closing Date. The payment will, at the Buyer 1's sole discretion, be made as a third party loan which shall become a shareholder loan to the PropCo or a preferred equity certificate or a contribution into the reserves with immediate effect upon Closing.
In case Helaba requests a higher release amount than provided for in the calculation of the Preliminary Purchase Price, the Sellers shall be entitled to instruct PropCo to cover the exceeding amount from liquid funds available to PropCo.

5.4	Receipt of payment of Helaba Release Amount
The Sellers shall request that, at Closing, Helaba shall immediately after receipt of the Helaba Release Amount confirm to PropCo in writing (email being sufficient) that the Helaba Release Amount payable by Buyer 1 pursuant to sub-clause 5.3 has been received in full and in cleared funds, and shall request that Helaba immediately provide a copy of such confirmation to the Buyers, the Sellers and the Notary.
PropCo consents to (bewilligt) and applies for (beantragt) the deletion of all encumbrances in the land registers set forth in Annex 1.3.1. The Notary is hereby

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instructed to file the deletion application together with all required deletion documents with the land registry as soon as he has received a copy of the closing memorandum pursuant to sub-clause 7.3.4 and has been released from the trust instructions by Helaba.

5.5	Interest Cap

5.5.1
In the context of the Helaba Loan, PropCo has concluded certain derivative instruments ("Interest Cap"). The Parties agree, and the Sellers shall procure that PropCo sells the Interest Cap on or before the Closing Date.

5.5.2
The purchase price received by PropCo prior to Closing shall be distributed to the Sellers by way of an Additional Upstream Loan, and to the extent necessary the Buyers hereby approve and authorise any such Additional Upstream Loan to enable the purchase price for the Interest Cap to be distributed to the Sellers prior to Closing. For the avoidance of doubt, sub-clause 1.6 shall also apply to any such Additional Upstream Loans.

6.	PURCHASE PRICE; PAYMENTS

6.1	Purchase Prices

6.1.1	The purchase price for:

(a)	The Sold Shares 1 shall amount to 25% of the PropCo Value;

(b)	The Sold Shares 2 shall amount to 25% of the PropCo Value;

(c)	The Sold Shares 3 shall amount to 25% of the PropCo Value;

(d)	The Sold Shares 4 shall amount to 25% of the PropCo Value;

(e)	The Sold OpCo Shares shall amount to 100% of the OpCo Value; and

(f)	The Remaining Symbol V Shareholder Loans shall be equal to 100% of the Symbol V Shareholder Loan Amount as notified pursuant to sub-clause 2.3.1 less EUR5,000,000.

6.1.2	Each of the purchase prices referred to under sub-clause 6.1.1 is referred to as a "Purchase Price".

6.2	Definitions and calculations

6.2.1	The "PropCo Value" shall amount to and be calculated as follows:

(a)	the Fixed Property Value,

(b)	plus, as at the Effective Time, the following assets:

(i)	PropCo's current assets (including cash on bank accounts) and Tax receivables, excluding (A) rent securities or rent deposits (Mietsicherheiten) received from and by tenants (including

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interest); and (B) any other collateral provided to or for the benefit of PropCo;

(ii)
Prepaid expenses: An asset for prepaid expenses shall be included in the Closing Date Accounts in respect of amounts paid or accrued by the Target Companies as at the Effective Time only in relation to goods and services to be supplied to the Target Companies after the Effective Time, to the extent the benefit of which will be available to the Target Companies following Closing, except for assets for fees under the Helaba Loan Agreement or any other capitalised debt issue costs;

(iii)
Any reasonable out of pocket costs (including professional fees), subject to being agreed with the Buyers, which have been incurred by the Sellers or PropCo in connection with any new financing arranged by or for the Buyers or the Target Companies except, for the avoidance of doubt, any expenses related to the Helaba Loan or the Helaba Release Amount;

(iv)
Insurance claim receivables relating to damage or destruction to the Real Property prior to Closing that has not been remedied by Closing, shall be disregarded, except to the extent that the PropCo has made payments to reinstate the damage prior to the Closing Date or a liability has been included in the Closing Date Accounts in respect of the issue or damage to which the insurance claim receivable relates, in which case such insurance claim receivable shall be valued at the lower of (A) the actual amount of the receivable and (B) the amount of the payments made in reinstating or repairing the damage plus the liability incurred prior to the Closing Date included in the Closing Date Accounts, it being understood that the following items shall not be included as an asset:

(v)
Claims of the PropCo against tenants for arrears (in particular rent and service charge payments, payment claims under settlement agreements etc.) which have been due for more than 60 calendar days ("Old Claims");

(vi)	Rent free periods already granted, rent prepayments, tenant loans, fit-out contributions already made, on-going construction works, as well as payments for vacant space;

(vii)
Cash on bank accounts for the PropCo and the OpCo taken together shall only be included up to a maximum amount of EUR 2,000,000 except in relation to PropCo for restricted cash for FLS payables of EUR 2,500,000;

(viii)	Claims against Sellers, Symbol V or an Affiliate of the Sellers/Symbol V (except for the Upstream Loans);

(c)	less, as at the Effective Time, the following liabilities:

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(i)	All liabilities in the meaning of section 266 para. 3 C. HGB of the PropCo including Tax liabilities, but

(A)
excluding the obligation to return rent securities or rent deposits received from tenants (Mietsicherheiten) provided that such rent securities have not been lost or used up; and liabilities under any new financing arranged by or for the Buyers (see Clause 9), and

(B)
provided that all obligations of the PropCo under and in connection with the Helaba Loan Agreement shall be reflected at an amount equal to the Helaba Release Amount (and in addition, all notary and land register fees associated with the repayment of the Helaba Loan or the release of the Helaba Land Charge and other collateral granted under the Helaba Loan shall for the avoidance of doubt be included as a liability);

(ii)
All accruals (Rückstellungen) in the meaning of section 266 para. 3 B HGB which must be formed (or have been formed in accordance with past practice) pursuant to the HGB shall be included as a liability; except for accruals that

(A)	are made in connection with the condition of the fixed assets (in particular the Real Property and the buildings), e.g. accruals for outstanding maintenance, vacancy, and impending losses, or

(B)
relate to regular payments as currently registered in the land register in relation to the ground lease referred to in sub-clause 1.3.1 and Annex 1.3.1 ("Ground Rent") and the payments pursuant to the pension right (Reallast) in favour of Sonderhausen von Gläsernthal'sche Stiftung encumbering parts of the Real Property as set out in Annex 1.3.1), other than unpaid Ground Rent or pension right payments relating to periods prior to the Effective Time

(iii)	Deferred income in the meaning of section 266 para (3) D HGB for prepaid rents; and

(iv)
A provision (Rückstellung) shall be made for all costs for preparation and audit of the annual financial statements and the preparation of tax returns for time periods prior to Closing, other than the Closing Date Accounts.

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The liabilities, at the Effective Time, shall for the avoidance of doubt include in particular, without limitation, the following actual and contingent liabilities and obligations of the PropCo:

(v)	Latent capital gains tax; Latent capital gains tax means 25% of the difference between:

(A)	the Fixed Property Value and

(B)	the continued tax book values of PropCo's assets plus PropCo's carry forwards in each case as of the Closing Date multiplied by a tax rate of 15.825%;
it being understood that disputed loss carry forwards shall be considered in the above calculation up to an amount of EUR14,676,781.36 and all remaining disputed loss carry forwards shall be disregarded; for the avoidance of doubt, there shall be no subsequent purchase price adjustment in respect of the disputed loss carry forwards (a sample calculation is attached as Annex 6.2.1(c)(v);

(vi)
Future rent-free periods, unpaid landlord subsidies, unpaid tenant fit-out costs committed by the landlord, reverse premiums, tenant improvements and other monetary obligations of the landlord under a lease agreement;

(vii)
Costs payable in respect of the termination of contracts which shall be terminated in accordance with this Agreement (or on-going payments under such contracts after the Closing until the earliest effective date of termination);

(viii)	Obligations of Target Companies to pay advisory, notary, register, brokerage fees or similar fees (excluding, for the avoidance of doubt fees related to the re-financing of the PropCo).

(d)	Less the following deduction amounts:

(i)
50% of the gross insurance premium for the W&I Insurance (net insurance premium including review fee, 20% insurance brokerage fee and insurance tax), which shall be set for purposes of the Estimated Purchase Price at an amount of EUR 400,000.00;

(ii)	Agreed CAPEX in an amount of EUR 1,589,245.00;

(iii)	VAT correction amount pursuant to section 15a German VAT Code as of the Closing Date in an amount of EUR 882,531.06.

(e)
Different from the above, the following topics shall not be dealt with as assets and liabilities in the Closing Date Accounts but rather as neutral, "pass-through" items to be dealt with as part of the adjustment mechanism

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post Closing in accordance with Clause 15 unless they have been determined prior to the end of the Account Set-Up Period:

(i)
FLS Remediation Works (as defined below) and the Settlement Agreement (as defined below) with DEKA (as defined below) currently under negotiation and all other receivables to DEKA which are withheld by DEKA in connection with FLS; and

(ii)	Service charge reconciliations: all receivables or other assets to tenants and provisions or liabilities from tenants in connection with service charge settlements or estimations.

(f)	less, at the Effective Time, the Symbol V Shareholder Loan Amount.

6.2.2
The "OpCo Value" shall amount to and be calculated on a mutatis mutandis basis, i.e. shall be based on the Fixed GMS Asset Value instead of the Fixed Property Value applying the increases and decreases as per OpCo's balance sheet as at the Effective Time mutatis mutandis in accordance with the principles set out in sub-clauses 6.2.1(b), 6.2.1(c) and 6.2.1(e).

6.2.3	In addition and for the avoidance of doubt, the following principles shall apply:

(a)
The items referred to in sub-clauses 6.2.1(b), 6.2.1(c) and 6.2.1(e) must, for the calculation of the Purchase Price pursuant to Clause 8, each be set at the amounts at which they are shown in the Closing Date Accounts.

(b)	If any of the items referred to in sub-clauses 6.2.1 and 6.2.2 falls under more than one of the categories set out therein, it shall nevertheless only be counted once (no double counting).

(c)
Annex 6.2.3(c) shows the current provisions or accruals for Taxes (Steuerrückstellungen) of the Target Companies as of signing of this Agreement, which have been prepared in accordance with past practice and applicable law.

(d)
Any obligation of the Target Companies (and any accruals made with regard to such obligations) (i) for which the Sellers shall indemnify the Buyers pursuant to other provisions of this Agreement, as well as (ii) the respective reimbursement claims of the Target Companies shall be ignored and excluded from the Closing Date Accounts.

(e)
The Closing Date Accounts shall take into account information after the Effective Time that provides further evidence of conditions that existed at the Effective Time ("Adjusting Events") up until the end of the Review Period (as hereinafter defined).

(f)
No balances classified as non-current or fixed assets in the audited accounts of the PropCo at 31 December 2017 (or assets acquired after 31 December 2017 of a similar nature to such assets) shall be reclassified as current assets in the Closing Date Accounts.

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(g)
The calculation of any Tax receivables and Tax liabilities for the purposes of the Closing Date Accounts shall be made in line with the definitions in sub-clause 12.1 of "Pre-Closing Date Tax" and "Pre-Closing Date Tax Refund".

6.2.4	Further guidelines for the calculation of the Purchase Price are set out in sub-clause 8.2.

6.3	Estimated Purchase Prices

6.3.1
Based on the pro-forma balance sheets as of 30 November 2018 (for PropCo) and 31 August 2018 (for OpCo) attached as Annex 6.3.1, the Parties estimate the PropCo Value to amount to EUR 321,709,458.63, the OpCo Value to amount to EUR 51,155.79, the Symbol V Shareholder Loan Amount to amount to EUR 20,908,578.00 as at the Scheduled Closing Date (as hereinafter defined).

6.3.2
On that basis, the Buyers shall at the Scheduled Closing Date pay the estimated purchase prices as set out in Annex 6.3.2 ("Estimated Purchase Prices") to the Sellers minus the Deposit (or any part thereof) which will be transferred by the Notary pursuant to sub-clause 7.5.6(a) and minus the Upstream Loan Amount which is discharged by way of assumption of debt in lieu of performance (an Erfüllungs Statt) by Buyer 2 to the Sellers, as set out in Clause 7.3.1(b).

6.4	Purchase Price Adjustment
In the event that any of the Purchase Prices as finally determined pursuant to Clause 8 (i) exceeds or (ii) falls short of the respective Estimated Purchase Prices pursuant to sub-clause 6.3.2, the difference shall be paid within ten (10) Business Days after the Closing Date Calculation (as defined in sub-clause 8.1.2) becomes binding with regard to the relevant portion of the Purchase Price, in the event of "(i)" by the Buyers to the respective Seller and in the event of "(ii)" by the respective Seller to the Buyers, and plus in case of "(i)" and "(ii)" 5% per annum interest calculated from the date of payment.

6.5	Default interest; Interest Calculation

6.5.1
If any Party fails to make a payment owed by it under this Agreement (other than under sub-clause 6.4) when due (in each case the receipt of payment in cleared funds is decisive), it shall be in default without further notice from the other relevant Party(ies) being required and interest at a rate of 9% per annum shall be charged on the outstanding amount for the period beginning on the day following the due date and ending on and including the date of its payment.

6.5.2	Interest owed under this Agreement shall be calculated on the basis of actual days elapsed and a calendar year with 365 days.

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6.6	Payment Procedures

6.6.1	Payments by the Buyers under this Agreement must, except as otherwise provided in this Agreement, be paid by the Buyers in euros via bank transfer, free of charges and fees, with same day value

(a)	to the Seller 1 to the following account of the Seller 1 ("Seller 1 Account"):
IBAN:        GB20 BOFA 1650 5080 0150 11

BIC:	BOFAGB22

Bank:	Bank of America Merrill Lynch.

(b)	to the Seller 2 to the following account of the Seller 2 ("Seller 2 Account"):
IBAN:        GB62 BOFA 1650 5080 0060 10

BIC:	BOFAGB22

Bank:	Bank of America Merrill Lynch.

(c)	to the Seller 3 to the following account of the Seller 3 ("Seller 3 Account"):
IBAN:        GB06 BOFA 1650 5080 0070 18

BIC:	BOFAGB22

Bank:	Bank of America Merrill Lynch.

(d)	to the Seller 4 to the following account of the Seller 4 ("Seller 4 Account"):
IBAN:        GB26 BOFA 1650 5080 0080 16

BIC:	BOFAGB22

Bank:	Bank of America Merrill Lynch.

(e)	to the OpCo Seller to the following account of the OpCo Seller ("OpCo Seller Account"):
IBAN:        GB97 BOFA 1650 5080 0140 13

BIC:	BOFAGB22

Bank:	Bank of America Merrill Lynch.
(each of the aforementioned accounts, a "Seller Account")

6.6.2
Payments by a Seller to a Buyer under this Agreement must, except as otherwise provided in this Agreement, be paid by such Seller in euros via bank transfer, free of charges and fees, with same day value, on a bank account the details of which shall be given by the Buyer to the Sellers in writing by no later than five (5) Business days prior to the relevant payment becoming due for payment (each such account, a "Buyer Account").

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6.7	Value Added Tax
The Parties assume that no value-added tax ("VAT") shall accrue for the transactions provided for in this Agreement, and the Sellers undertake not to waive any VAT exemption.

6.8	Withholding tax deduction
In the event that the tax authorities order ("Order") that a deduction from a Purchase Price be made ("Tax Withholding") pursuant to section 50a para 7 Income Tax Act (Einkommensteuergesetz) for tax payable by the Sellers on the profits from the transfer of the Sold Shares, the following shall apply:

6.8.1	The Party that receives such an Order shall notify the other Party in writing without undue delay of the fact that the Order was issued and shall send a true copy of the Order to the other Party.

6.8.2
The Parties shall use their best endeavours to cooperate, consistent with the instructions, and to exchange all requisite information for the purpose of filing a timely objection against the Order, for achieving suspension of its enforcement or for commencing proceedings to effect the lifting of the Order or the reduction of the Tax Withholding required by the Order.

6.8.3
In the event the Purchase Price is due for payment, such payment by the Buyers to the tax authorities shall satisfy the Sellers' claim for payment of the relevant portion of the Purchase Price. The Buyers shall promptly provide evidence to the Sellers of the above payments having been made by means of a written confirmation issued by the tax authorities or by the bank which handled the bank transfer for the Buyers. In the event that the tax authorities reimburse the Buyers for all or part of a Tax Withholding previously remitted, the Buyers shall be obliged to pay the reimbursement amount to the Sellers immediately.

6.9	No Set-Off
Any right of the Parties to set-off and/or to withhold any payments due to the other Parties under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or finally determined by a court of competent jurisdiction with no right to appeal or by arbitration in accordance with sub-clause 22.2.

6.10	Treatment of Payments
Any payment of a Seller to a Buyer pursuant to this Agreement shall be considered a reduction of the Purchase Price in the relationship between the relevant Seller and the relevant Buyer, and any payment of a Buyer to a Seller pursuant to sub-clause 6.4 shall be considered an increase of the Purchase Price in the relationship between the relevant Seller and the relevant Buyer.

6.11	Treatment of Old Claims

6.11.1
If and to the extent that Old Claims have not been reflected in the Completion Accounts or in the calculation of the Purchase Prices (pursuant to sub-clause 6.2.1(b)(v)), the Buyers shall on and from Closing procure that the Target

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Companies use their best efforts to enforce the Old Claims and seek to recover the Old Claims from the relevant debtors and not waive, amend or otherwise impair any Old Claims without the Sellers' prior written consent; provided that such best efforts shall not require the initiation of litigation proceedings against the debtors. If and when any of the Target Companies (or the Buyers) receive payment of the Old Claims or any part thereof within two years from Closing, they shall procure that the respective amounts are paid by the respective recipient to the Sellers without undue delay and in any event within five (5) Business Days of receipt. If, against the Parties' expectation, at the end of the two-years-period Old Claims owed by DEKA have not yet been paid, but pursuant to a reasonable assessment of the Parties, there is ground to believe that such Old Claims will still be paid by DEKA, the Buyers shall agree to a reasonable extension of the two-years-period for such Old Claims.

6.11.2	FLS Remediation Works and the Settlement Agreement with DEKA shall be exclusively governed by sub-clause 15.2.

7.	CLOSING; TERMINATION RIGHTS, DEPOSIT

7.1	Closing Conditions
"Closing Condition" means each of the following:

7.1.1
Dietz Immobilien GmbH has transferred to Wolfgang Dietz 1,251 shares in Symbol V, and Dietz Immobilien GmbH has irrevocably offered to Buyer 2 to enter into the Dietz SPA; this condition precedent is already fulfilled;

7.1.2	The Buyers have received the Notary's confirmation that the Notary has received the Land Charge Cancellation Documents pursuant to sub-clause 5.1.1;

7.1.3
The Buyers have received a copy of (i) the Helaba Release Letter pursuant to sub-clause 5.1.2 and (ii) the Helaba Release Amount Notification pursuant to sub-clause 5.1.3 and (iii) the PropCo Letter pursuant to sub-clause 5.1;

7.1.4
Buyer 1 and PropCo as borrowers, Buyer 1, PropCo and OpCo as guarantors have entered into a binding loan agreement for the Replacement Financing pursuant to sub-clause 9.1 in the amount of at least EUR390 million ("Financing CP").

The Buyers are entitled to waive any or all Closing Conditions (email with PDF-Scan sufficient) to the Notary (copied to the Sellers by email). The Sellers cannot waive any Closing Condition.

7.2	Scheduled Closing Date and Closing Date

7.2.1
"Scheduled Closing Date" means the twelfth (12th) Business Day following the day on which all Closing Conditions (including for the avoidance of doubt the Financing CP) are satisfied, or if not satisfied, have legitimately been waived by the Buyers by email (with a copy to the Notary) but in no event prior to 30 November 2018.

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7.2.2
The Parties are obliged to inform the Notary without undue delay of the date of the Scheduled Closing Date in writing (email being sufficient), once the Scheduled Closing Date is known ("Closing Date Notice"). A period of up to 3 (three) Business Days shall not qualify as an undue delay.

7.2.3	The Parties shall perform the closing actions set forth in sub-clause 7.3.1 ("Closing") on the Scheduled Closing Date.

7.2.4
The Closing shall take place at the offices of Clifford Chance Deutschland LLP in Frankfurt am Main on the Scheduled Closing Date at 9:00 a.m. CET, unless the Parties agree in writing (email being sufficient) on a different location and/or different time.

7.2.5	The day on which the Closing actually takes place shall be referred to as the "Closing Date".

7.3	Closing

7.3.1	On the Scheduled Closing Date, the Parties shall undertake the following actions in the following order:

(a)	The Buyers shall pay the Helaba Release Amount to the Helaba Account; and the Sellers shall instruct Helaba to confirm receipt of these funds by email without undue delay;

(b)
The Buyers shall pay the Estimated Purchase Prices – less the Deposit (or any part thereof) which will be transferred by the Notary pursuant to sub-clause 7.5.6(a) and minus the Upstream Loan Amount which is discharged by way of assumption of debt in lieu of performance (an Erfüllungs Statt) by Buyer 2 without further action required other than the consent of the Sellers – to the respective Seller Account as set out in sub-clause 6.6.1; and the Sellers shall promptly confirm receipt of these funds by email;

(c)
The Buyers shall pay the purchase price payable to Dietz under the Dietz SPA in accordance with sub-clause 2.2.2 and the Buyers shall undertake the closing steps and shall comply with their closing obligations under the Dietz SPA;

(d)
The Buyers shall hold an extraordinary shareholders' meeting of both Target Companies, with the Sellers confirming the right of the Buyers to hold that meeting, for discharging the resigned management from all liability (entlasten) and appointing new managing directors to the Target Companies to be nominated by the Buyers in writing at least three (3) Business Days prior to the Scheduled Closing Date, and moving the business address of each Target Company away from its current location to a location nominated by the Buyers in writing at least three (3) Business Days prior to the Scheduled Closing Date, and amending the articles of association of the Target Companies as requested by the Buyers;

(e)	The Sellers shall deliver to the Buyers written declarations of the existing managing directors and general representatives (Prokuristen) of the

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Target Companies by means of which, subject to a complete release pursuant to sub-clause 7.3.1(d), they resign from their offices of the Target Company by no later than the Scheduled Closing Date.

(f)
The Sellers shall hand over to the Buyers bank documents and forms duly signed by the previous managers and/or other signatories, by which with respect to all bank accounts of the Target Companies (i) all signature rights of the current signatories are revoked and (ii) new signatories are notified to the respective banks, such signatories to be nominated by the Buyers at least three (3) Business Days prior to the Scheduled Closing Date in writing (email being sufficient);

(g)
The Sellers shall hand over to the Buyers a resolution by the managers of the Target Companies concerning (i) the revocation of any powers of attorney which were granted by the Target Companies to third parties which will no longer be engaged by the Target Company after Closing, and (ii) the revocation of any proxy holders, each with effect as of the Closing Date;

(h)
If so requested by the Buyers five (5) Business Days before the Scheduled Closing Date, the Sellers shall hand over originals of all lease agreements and rent collateral (other than cash deposits) in possession of the Sellers to the Buyers;

(i)	The Sellers shall hand over to the Buyers the declaration of PropCo pursuant to which PropCo consents to the assumption of liabilities by Buyer 1 pursuant sub-clause 1.6.4;

(j)	PropCo and CNI NRE CHGP Manager LLC shall execute and hand over executed originals of the asset management agreement, materially in the form and content of the draft set out in Annex 7.3.1(j);

(k)
Symbol V and OpCo Seller shall execute and hand over executed originals of the subscription agreement for the issuance the Symbol V Seller PECs having the terms and conditions as set out in Annex 2.3.2; and OpCo Seller shall enter into the pledge agreement with Buyer 2 as described in Clause 11.9.

(l)
The Sellers shall hand over the (i) original shareholder register of the Symbol V to the Buyers and (ii) the original of Symbol V's preferred equity certificates register, and the Parties agree to have (i) the transfer of the Sold Shares registered in the shareholders register of Symbol V and (ii) the issuance of the Symbol V Seller PECs registered in Symbol V's preferred equity certificates register, and to grant corresponding powers of attorney to each manager of Symbol V from time to time and to each lawyer or employee of Allen & Overy, société en commandite simple, each acting alone and with full power of substitution, to implement such registrations. Furthermore, the Parties agree to grant respective powers of attorney to the aforementioned to proceed with the relevant filings with the Luxembourg Trade and Companies' Register for

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purposes of publication in the Recueil Electronique des Sociétés et Associations.

7.3.2
Each of Seller 1, Seller 2, Seller 3, Seller 4, OpCo Seller and Symbol V herewith grants a power of attorney to Buyer 1 and Buyer 2 to attend shareholders' meetings and to pass resolutions of PropCo and OpCo until the new shareholders' lists have been filed with (aufgenommen) the commercial register.

7.3.3
The Buyers shall procure that the persons that have resigned from their offices in the Target Companies pursuant to sub-clause 7.3.1(e) are discharged from all liability (entlastet), and that their resignation is submitted for registration in the commercial register as soon as possible and in any event no later than three (3) Business Days after the Closing Date.

7.3.4
All Closing actions shall be recorded by the Parties in a closing memorandum substantially in the form as set out in Annex 7.3.4. A copy of the signed closing memorandum shall be forwarded to the Notary by email without undue delay.

7.4	Termination rights

7.4.1
The Parties are entitled to terminate (zurücktreten) this Agreement if one or more Closing Conditions according to sub-clauses 7.1.1, 7.1.2, 7.1.3 or 7.1.4 have not been satisfied or waived in accordance with the terms of this Agreement by 31 December 2018 ("Long Stop Date"). No such right of termination shall exist (i) for the Buyers if a Buyer, or (ii) for the Sellers if a Seller, has hindered (either by way of action or inaction) the satisfaction of the relevant Closing Condition in bad faith (wider Treu und Glauben).

7.4.2	If the Buyers do (or one of them does):

(a)	Not issue the Closing Date Notice pursuant to sub-clause 7.2.2 without undue delay once the Scheduled Closing Date is known; or

(b)	Not make the payments pursuant to sub-clauses 7.3.1(a), 7.3.1(b) and/or 7.3.1(c) in full on the Scheduled Closing Date, the Seller shall set a grace period for the Buyers to remedy the default of five (5) Business Days by written notice to the Buyers (email being sufficient). If the Buyers do not remedy the default by the expiration of the five (5) Business Days grace period, the Sellers shall be entitled in their absolute discretion to terminate (zurücktreten) this Agreement.

7.4.3
Any termination of this Agreement must be effected by written notice to the Notary who is herewith authorized for receipt. The Notary is instructed to forward such termination notice to the counterparty without undue delay.

7.4.4
Any termination of this Agreement pursuant to sub-clause 7.4.1 shall be valid only if the other Parties received the written notice of termination prior to the day on which the last Closing Condition has occurred or been waived.

7.4.5	For the avoidance of doubt, the termination rights pursuant to sub-clauses 7.4.1 and 7.4.2 shall not apply anymore once Closing has occurred.

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7.4.6
In the event of any termination of this Agreement, all obligations between the Parties under this Agreement, with the exception of the obligations resulting from the unwinding of this Agreement (Rückabwicklungsschuldverhältnis) and under Clauses 17 (Confidentiality and Announcements), 19 (Transfer Taxes and Costs), 20 (Notices) and 22 (Miscellaneous), shall lapse, provided that any obligations due to a breach of this Agreement prior to the termination shall remain unaffected.

7.4.7	Any termination rights of the Parties that are not agreed and specifically set out in this Agreement shall be excluded.

7.5	Escrow Account; Deposit; Contractual Penalty

7.5.1	Prior to the signing of this Agreement, the Notary has set up the following escrow account ("Escrow Account"):
Account holder:    Dr. Georg Frowein
IBAN:            IBAN DE09 5007 0010 0092 4803 02
BIC:            DEUTDEFFXXX

7.5.2
As security for the claims of the Sellers against the Buyers under this Agreement, the Buyers shall transfer a sum by way of a deposit in the amount of EUR33,500,000 (in words: thirty-three million five hundred thousand Euros) ("Deposit") within ten (10) Business Days from the Signing Date.

7.5.3	The Notary is hereby instructed to confirm receipt of the Deposit (indicating the date of receipt), once the Deposit has been paid to the Escrow Account (pdf sufficient).

7.5.4	If (i) the Deposit has not been received by the Notary within ten (10) Business Days from the Signing Date, the Sellers shall be entitled:

(a)	To terminate this Agreement by written notice to the Notary with a copy to the Buyers; and

(b)
In the event of termination, to contractual damages equal to the amount of the Deposit. In such case, any further claims under or in connection with this Agreement, in particular claims for default interest (Verzugszinsen) or damages for non-performance (Schadensersatz statt der Leistung), shall be excluded.

The termination right can only be exercised within thirty (30) Business Days from the Signing Date, and the provisions of sub-clauses 7.4.3 and 7.4.6 shall apply to this termination right.

7.5.5	The Deposit shall, as set out in sub-clause 7.5.6, be credited against the Purchase Prices or, as the case may be, against the Contractual Penalty pursuant to sub-clause 7.5.8.

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7.5.6	The Deposit shall be released by the Notary in accordance with the following unanimous escrow instructions:

(a)
If the Notary has received the Closing Date Notice pursuant to sub-clause 7.2.2 from each of the Parties, the Notary shall release on the Scheduled Closing Date (whereas written payment instructions to the bank shall be given by the Notary by no later than 9:00 a.m. CET on the Scheduled Closing Date):

(i)	Partial amounts of EUR8,325,000 each to each of Sellers 1 through 4 into each of Seller Account 1 through 4 respectively, and

(ii)	A partial amount of EUR200,000 to OpCo Seller into the OpCo Seller Account;
each such payment shall then, once it has been received in cleared funds by the respective Seller, be credited against the respective Purchase Prices payable to the respective Seller pursuant to sub-clause 6.1.1; or

(b)	If:

(i)	The Sellers terminate this Agreement pursuant to sub-clause 7.4.2; and

(ii)	The Notary has notified the Buyers of the receipt of such termination notice pursuant to sub-clause 7.4.3; and

(iii)
The Buyers have not evidenced to the Notary within fifteen (15) Business Days from receipt of the Notary’s notification pursuant to sub-clause (ii) that they have initiated an arbitration or preliminary court proceeding (vorläufiges Rechtsschutzverfahren) seeking confirmation that the Sellers were not entitled to terminate the Agreement pursuant to sub-clause 7.4.2, the Notary shall release (A) partial amounts of EUR8,325,000 each to each of Sellers 1 through 4 into each of Seller Account 1 through 4 respectively, and (B) a partial amount of EUR200,000 to OpCo Seller into the OpCo Seller Account;
If, by contrast, the Buyers have evidenced to the Notary within fifteen (15) Business Days from receipt of the Notary’s notification pursuant to sub-clause (ii) that they have initiated an arbitration or preliminary court proceeding, the Notary shall hold the Deposit and release it only in accordance with the decision of the arbitration panel or the court; or

(c)
If the Sellers terminate this Agreement pursuant to sub-clause 7.4.1, sub-clause 13.3.4 or sub-clause 16.4.2, the Notary shall release partial amounts equal to 50% of the Deposit to each of the Buyers’ Accounts; or

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(d)	If:

(i)	The Buyers terminate this Agreement pursuant to sub-clause 7.4.1, sub-clause 13.3.4 or sub-clause 16.4.3; and

(ii)	The Notary has notified the Sellers of the receipt of such termination notice pursuant to sub-clause 7.4.3; and

(iii)
The Sellers have not evidenced to the Notary within twenty (20) Business Days from receipt of the Notary’s notification pursuant to sub-clause (b)(ii) that they have initiated an arbitration or preliminary court proceeding (vorläufiges Rechtsschutzverfahren) seeking confirmation that the Buyers were not entitled to terminate the Agreement pursuant to sub-clause 7.4.1, sub-clause 13.3.4 or sub-clause 16.4.3, as the case may be, the Notary shall release partial amounts equal to 50% of the Deposit to each of the Buyers’ Accounts.
If, by contrast, the Sellers have evidenced to the Notary within twenty (20) Business Days from receipt of the Notary’s notification pursuant to sub-clause (ii) that they have initiated an arbitration or preliminary court proceeding, the Notary shall hold the Deposit and release it only in accordance with the decision of the arbitration panel or the court.

(e)	The Parties shall at all times remain entitled to give different unanimous instructions to the Notary which shall always prevail over the above instructions.

7.5.7	The Parties agree the following with regard to the Escrow Account and hereby give the following instructions to the Notary:

(a)	The Notary shall inform the Parties in writing (email being sufficient) and without undue delay of any payments made to or from the Escrow Account.

(b)
Payment on the Escrow Account (Einzahlungen) shall not have a releasing effect for the Buyer's obligations to pay the Estimated Purchase Prices. The Sellers' claims for payment of the Estimated Purchase Prices shall only be satisfied by receipt of payment in cleared funds on the respective Seller Account.

(c)
The Parties undertake to instruct the Notary without undue delay by email to disburse the Deposit to the relevant Party or Parties as soon as one of the Parties is entitled to it pursuant to the provisions of this Agreement.

(d)
Any positive interest on the Escrow Account shall be for the account of the Buyers and shall be disbursed to the Buyers when the last portion of the Deposit is paid out from the Escrow Account; except in cases of termination pursuant to sub-clause 7.4.2 in which cases positive interest on the Escrow Account shall be paid to the Sellers (pro rata).

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(e)
Any negative interest on the Escrow Account shall be paid by the Buyers. If the Deposit is to be disbursed to the Sellers in accordance with sub-clause 7.5.6(a) as part of the Estimated Purchase Prices and if negative interest is deducted from such payments, the respective Estimated Purchase Prices shall be reduced by an amount equal to the respective negative interest. However, for the avoidance of doubt, such deduction shall not be made with respect to the (final) Purchase Prices.

(f)
All costs, liabilities, obligations, taxes and expenses incurred in connection with the Escrow Account (including without limitation the set-up, maintenance or closure of the Escrow Account) shall be borne by the Sellers at 50% and the Buyers at 50%.

7.5.8
The Sellers may claim from the Buyers a contractual penalty (Vertragsstrafe) in an amount equal to the Deposit if the Sellers validly terminate this Agreement pursuant to sub-clause 7.4.2. The Deposit shall then, once it has been received in cleared funds by the Sellers, credited against such claim. Any further claims under or in connection with this Agreement, in particular claims for default interest (Verzugszinsen) or damages for non-performance, shall be excluded.

8.	CLOSING DATE ACCOUNTS
The Parties agree that for purposes of determining the final Purchase Price, the Sellers shall provide draft closing date accounts (sub-clause 8.1) pursuant to and in accordance with the accounting principles set out in sub-clauses 8.2, 6.2, which will then be reviewed by an auditor agreed between the Parties (sub-clause 8.3). Should the Parties disagree on the results of the auditor's review, the disputed items shall be referred to an arbitration expert (sub-clause 8.4).

8.1	Closing Date; Establishment of Closing Date Accounts

8.1.1
The Sellers shall with the support of the Buyers and the Target Companies (which support shall be procured by the Buyers) prepare, within forty (40) Business Days after the Closing Date ("Account Setup Period") pursuant to the terms of this Agreement, balance sheets for each of the Target Companies as of 24:00 hours CET (at the start of the Closing Date) ("Effective Time") and, on the basis of such balance sheets ("Closing Date Accounts"), a calculation of the items relevant for the calculation of the PropCo Value and the OpCo Value pursuant to sub-clauses 6.2.1(b), 6.2.1(c), and 6.2.2 through 6.2.4. Any item of sub-clauses 6.2.1(b) and 6.2.1(c) that refers to the Closing Date shall be balanced as per the Effective Time. However, the steps as set out in sub-clause 7.3 and their consequences shall not affect and shall be ignored for the purposes of the Closing Date Accounts. Based on these Closing Date Accounts, the Sellers shall also calculate the positive or negative difference between the Estimated Purchase Price already received in cleared funds by the Sellers and the final Purchase Price ("Adjustment Statement").

8.1.2
Before the beginning of the Account Setup Period, the Sellers and the Buyers shall instruct PWC ("Contractual Auditor") to audit the Closing Date Accounts according to German GAAP taking into account the accounting principles and calculation methods pursuant to sub-clauses 6.2 through 6.5 and 8.2 subject to a materiality threshold of EUR20,000 in each case and the Adjustment Statement

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within the Account Setup Period. The Contractual Auditor shall be instructed by the Parties to summarize the result of its review of the Closing Date Accounts and the Adjustment Statement in a professional audit report in line with international auditing standards (in particular IDW PS 480) (the Closing Date Accounts and the Adjustment Statements, as reviewed and, if applicable corrected, and the audit report hereinafter the "Closing Date Calculation").

8.1.3	It is agreed that the version of the Closing Date Accounts existing before becoming binding pursuant to sub-clauses 8.3.2, 8.3.3 and/or 8.4.4, are referred to as "Preliminary Closing Date Accounts".

8.1.4
The costs to prepare the Closing Date Calculation shall be borne by the Sellers at 50% and the Buyers at 50% (subject always to the respective costs to be borne by the Sellers being netted against the reimbursement by the Buyers pursuant to sub-clause 19.3). The costs for the review by the Contractual Auditor shall be borne by the Buyers.

8.2	Accounting Principles

8.2.1	The Parties agree that the Closing Date Accounts must be prepared

(a)	in accordance with the specific accounting principles, practices, rules, estimation techniques and procedures set out in sub-clauses 6.2.1, 6.2.2 and 6.2.3; and

(b)
subject to (a), complying with the accounting principles, practices, rules, estimation techniques and procedures actually applied in the financial statements of the Target Companies for the fiscal year 2017 as long as in compliance with German GAAP (HGB);

(c)
subject to (a) and (b), in accordance with the applicable provisions of German law (generally accepted principles of accounting under the HGB (Grundsätze ordnungsgemäßer Buchführung)) as at 31 December 2017.

For the avoidance of doubt, (a) shall take precedence over (b) and (c), and (b) shall take precedence over (c).

8.2.2
The Closing Date Accounts will be prepared in the same format as the balance sheets set out in Annex 6.3.1 (but not the amounts shown therein) and subject always that the inclusion or exclusion of a line item or an amount shall be governed by the requirements of sub-clauses 6.2.1 and 8.2.1.

8.3	Review of the Closing Date Calculation

8.3.1
After submission of the Closing Date Calculation including the relevant documents necessary to review, the Buyers shall be entitled to review the Closing Date Calculation within a period of twenty (20) Business Days following the date of receipt ("Review Period"). The expiry date of the Review Period shall be the "Cut-Off Time".

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8.3.2
Should the Buyers object to any calculations or figures in the Closing Date Calculation, the Buyers shall notify the Sellers of such objections in writing (email sufficient) specifying in reasonable detail the items which are the subject of their objection, the relevant amounts affected by the objection, the basis for such objection and any alternative calculation on or before the expiration of the Review Period. To the extent the Buyers do not notify the Sellers of any objections in writing (email being sufficient) in accordance with the foregoing provisions, the Closing Date Calculation shall become final and binding on the Parties.

8.3.3
To the extent the Buyers notify the Sellers of any objections in accordance with sub-clause 8.3.2 on or before the expiration of the Review Period, the Sellers and the Buyers shall within fifteen (15) Business Days following the end of the Review Period attempt to agree on the items of objection ("Discussion Period"). Any such agreement shall be final and binding on all Parties.

8.4	Expert Proceedings

8.4.1	If and to the extent the Sellers and the Buyers do not agree on items of objection by the expiration of the Discussion Period, the Parties shall appoint

(a)	Deloitte, or

(b)
if Deloitte is not willing or able to accept the mandate, an auditor of international repute with ten years' experience of auditing accounts in respect of companies and entities and properties similar to the entities, companies and properties relating to this Agreement other than Ernst & Young and PWC as an arbitration expert (Schiedsgutachter) with respect to the items in dispute

("Expert").

8.4.2
If in case of sub-clause 8.4.1(b), the Parties cannot agree on the nomination of an Expert within five (5) Business Days after the expiration of the fifteen (15) Business Days period pursuant to sub-clause 8.3.3, the Expert shall, at the written request of the Sellers and/or the Buyers, be appointed by the chairman of the management board of the Institute of Public Auditors in Germany (Vorsitzender des Vorstands des Instituts der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf; provided always that the Expert so appointed shall be independent of all the Parties.

8.4.3
The Sellers and the Buyers shall cooperate with the Expert and provide the Expert with all necessary documents and information as soon as possible following any request by the Expert. The Sellers and Buyers shall jointly instruct the Expert to render its decision as soon as practicable but no later than another twenty (20) Business Days after the Expert's appointment. The decision of the Expert shall be within the boundaries of the respective calculations and calculated in accordance with the provisions in this Agreement for drawing up the Closing Date Accounts.

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8.4.4
The Expert shall grant the Parties reasonable opportunity to present their views in writing and, if so requested by a Party, orally in a hearing of the Parties. The entire procedure shall be carried out in the English language. The Expert must – but only on the remaining matters that are in dispute between the Parties – prepare a written expert's opinion (Schiedsgutachten) in his/her reasonable discretion (billiges Ermessen) in this regard in the English language within twenty (20) Business Days after receipt of the required supporting information from the Sellers and the Buyers. The Expert shall specify the grounds for his/her decision with respect to all points of contention between the Sellers and the Buyers. The results of the Expert's opinion shall be transferred to the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation, which shall then become binding on the Parties. The Expert's determinations shall be final and binding upon the Parties without the right of appeal, except in circumstances of manifest error or fraud.

8.4.5	The fees, costs, disbursements and expenses for the Expert shall be initially advanced and borne by the Sellers (50%) and the Buyers (50%) in equal shares, if the Expert requests an advance payment.

8.4.6
The fees, costs, disbursements and expenses of the Expert and the costs of the expert proceedings, including reasonable fees and expenditures of the Parties for their advisors, shall ultimately be allocated based on the determination by the Expert in accordance with Sec. 91 et seq. of the German Civil Procedure Act (ZPO).

8.5	Access to Information
Each Party shall ensure that the respective other Party, their advisors involved pursuant to sub-clause 8.3 and any expert involved pursuant to sub-clause 8.4 receives, after the Closing Date, all available information and documentation reasonably required by them for all purposes under this Clause 8.

9.	BUYERS' REFINANCING OF TARGET COMPANIES
The provisions of this Clause 9 apply to the period prior to Closing.

9.1
The Buyers intend to refinance the Helaba Loan through a new loan facility ("Replacement Financing") with Standard Chartered Bank or any of its affiliates or any other lender which is subject to supervision of the European Union's European Banking Authority (each an "Approved Lender").

9.2
The Buyers shall use their best efforts and take all reasonably acceptable (zumutbare) actions to procure that the loan agreement for the Replacement Financing is negotiated and signed without undue delay and in any event by no later than the Long Stop Date, and shall inform the Sellers and the Notary immediately (email being sufficient) once this loan agreement has been signed.

9.3	Without undue delay upon the written request of the Buyers (email being sufficient):

9.3.1	The Target Companies shall – and the Sellers shall procure that the Target Companies will – sign a new loan agreement and any other finance documents

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relating thereto (including without limitation any security documents, subordination agreements and fee letters) with an Approved Lender and/or any other finance party under such new loan agreement appointed by the Buyers if and to the extent presented by the Buyers for signature on or prior to the Closing Date; and

9.3.2
The Target Companies and the Sellers shall – and the Sellers shall procure that the Target Companies will – use their best efforts and take all reasonably acceptable (zumutbare) actions to assist the Buyers in satisfying all conditions precedent required for the funding of such loan (including the execution of management board resolutions, shareholders’ resolutions and management certificates and delivery of constitutional documents).

A period of up to three (3) Business Days from written request of the Buyers shall not qualify as an undue delay.

9.4
The Target Companies will grant to the Buyers and Symbol V in a form accepted by German land registers (grundbuchtaugliche Form) two powers of attorney only for the purposes of the entering into such new loan agreement, the related security agreements and other related finance documents and the provision of security, including a land charge encumbering the Real Property, in the form as attached as Annex 9.4 (together the "Refinancing Documentation").

9.5	The obligations pursuant to sub-clauses 9.3 and 9.4 only apply if:

9.5.1
Any deed by which a lien over the Real Property is created or any related security purpose agreement provides that the secured creditor may only hold or realise the real property lien or other security created thereunder if all amounts payable by the Buyers at Closing pursuant to sub-clauses 7.3.1(a), 7.3.1(b) and/or 7.3.1(c) excluding default interest, if any, have been paid in full in cleared funds in accordance with the terms of this Agreement;

9.5.2
All Refinancing Documentation provides that (i) none of the Sellers, Symbol V and (until Closing) the Target Companies, and their respective officers, directors and representatives shall be liable for any liabilities, costs, damages, losses, undertakings, covenants, representations, warranties, penalties, fees, payments (incurred, borne or made) and expenses under or in connection with the Replacement Financing and the Refinancing Documentation; (ii) all respective persons have a direct right of action to enforce the provisions under this sub-clause (echter Vertrag zugunsten Dritter).

9.6
The Buyers hereby undertake to fully and upon first demand indemnify and hold harmless the Sellers, Symbol V and (until Closing) the Target Companies, and their respective officers, directors and representatives from and against any liabilities, costs, damages, losses, undertakings, penalties, fees, payments (incurred, borne or made) and expenses, including internal administrative and other reasonable costs, incurred by any of them in connection with the Replacement Financing, the Refinancing Documentation and otherwise complying with, or arising out of (in any way whatsoever), the terms of this Clause 9 (including for the avoidance of doubt sub-clause 9.7). All respective persons

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have a direct right of action to enforce the provisions under this sub-clause (echter Vertrag zugunsten Dritter).

9.7
In the event that this Agreement is not consummated (nicht durchgeführt) the Buyers shall procure that (i) any real property liens which might already be registered with respect to the Real Property are deleted without undue delay (unverzüglich) and (ii) any agreement or document entered into in connection with the Replacement Financing will be rescinded or otherwise unwound at no cost to the Target Companies or the Sellers. The Sellers shall procure that the Target Companies will cooperate with the Buyers in order to delete land charges already registered and to rescind or unwind the Replacement Financing.

10.	SELLERS' GUARANTEES; NO OTHER REMEDIES

10.1	Form and scope of Sellers' Guarantees

10.1.1
The Sellers hereby guarantee to the Buyers, subject to the requirements and limitations provided for in Clauses 10 and 11 below, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of section 311 para. 1 BGB that the statements made in sub-clause 10.2 (each a "Sellers' Guarantee") are correct on the Signing Date and the Closing Date (or such other date explicitly so provided in sub-clause 10.2).

10.1.2
The Sellers and the Buyers agree and explicitly confirm that the Sellers' Guarantees in sub-clause 10.2 shall be qualified and construed as neither quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sections 443, 444 BGB nor quality agreements (Beschaffenheitsvereinbarungen) within the meaning of section 434 para. 1 sentence 1 BGB and that section 444 BGB shall not and does not apply to the guarantees contained herein.

10.2	Sellers' Guarantees

10.2.1	Corporate Matters

(a)
Subject to the changes provided for in this Agreement, the statements made in sub-clauses 1.1 and 1.2 regarding the Target Companies and the Sold Shares are correct on the Signing Date and the Closing Date. The Target Companies have been duly established under German law and are validly existing and have not been terminated, nor is there an agreement to terminate either of them as at a future date.

(b)
The excerpts from the commercial register as well as the Articles of Association of the Target Companies attached hereto in Annex 10.2.1(b) are true and correct. All facts that must be registered in the commercial register are actually registered in the commercial register excerpts attached hereto as Annex 10.2.1(b); for the period before the acquisition of the Target Companies by the Sellers ("Pre-Acquisition Periods") this shall only apply to the Sellers' Knowledge. There are no pending filing requests made to the commercial register by the Sellers or the Target Companies.

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(c)
No resolutions that change the terms of the Target Companies' Articles of Association as attached hereto in Annex 10.2.1(b) have been passed by the Sellers. On the Closing Date, there are no other agreements (e.g. shareholder agreements) that could confer rights over the Sold Shares to third parties or obligations in relation to the Sold Shares onto the Buyers.

(d)	The Target Companies are not engaged in any other commercial or operative business other than as permitted under their respective articles of association.

(e)
The Sold Shares have been validly issued to the respective Sellers in compliance with the laws of the Federal Republic of Germany. They have been fully paid up and have not been repaid irrespective of whether openly or by way of hidden distribution; for the Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge. To the Sellers' Knowledge, there are no outstanding contributions and no obligations for a subsequent contribution (keine Nachschusspflicht).

(f)
The shareholder lists showing the participations of the Sellers in the Target Companies are accurate. The Sellers are the sole and unrestricted legal and beneficial owners of the Sold Shares. The Sold Shares are on the Closing Date free from any rights of third parties (Rechte Dritter), in particular pledges, liens, usufructu rights, except for such rights granted with the consent of the Buyers or to be released pursuant to this Agreement; and there are, on the Closing Date, neither pre-emptive, acquisition or option rights nor other rights of third parties to acquire the Sold Shares or to have them encumbered; with respect to pre-emptive, acquisition or option rights and other rights of third parties to acquire the Sold Shares or to have them encumbered which might have been created during Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge.

(g)
The Target Companies are not insolvent. No insolvency proceedings concerning the Target Companies have been applied for by the Target Companies. To the Sellers' Knowledge, as at the Signing Date, no order has been made and no petition presented for the winding-up or liquidation of the Target Companies and no third party applications for insolvency proceedings have been filed in relation to the Target Companies' assets.

(h)
On the Signing Date and the Closing Date, the Target Companies do not hold, directly or indirectly, legally or beneficially, any shares, participation or interest in any other entity and have no other branch or businesses.

(i)
As of the Closing Date, neither of the Target Companies is a party to any enterprise agreement (Unternehmensvertrag) within the meaning of Secs. 291 et seq. German Stock Corporation Act (Aktiengesetz) or to similar agreements subordinating its management to a third party or providing

36

for the transfer of profits, and there are no profit participation rights granted to any third party by the Target Companies.

(j)
On the Signing Date and the Closing Date, the Target Companies are not obliged to acquire or dispose of (aa) any interest in any other entity or (bb) any real property including the Real Property or any other assets.

(k)
On the Closing Date, there are no outstanding claims of the Sellers and their Affiliates (other than the Target Companies) against the Target Companies which will not be included in the Closing Date Accounts; for the avoidance of doubt, the Sellers herewith waive, and shall procure that any Affiliate waives with effect as of the Closing Date, any such claims which will not be included in the Closing Date Accounts.

(l)
On the Closing Date, the Target Companies (i) have not issued any bonds, guarantees, joint liability declarations, suretyships or other collateral, and (ii) do not have any liabilities from derivatives in both cases (i) and (ii) other than disclosed in the Data Room or this Agreement; for bonds, guarantees, joint liability declarations, suretyships or other collateral that might have been issued or liabilities that might have been caused in Pre-Acquisition Periods this sub-clause 10.2.1(l) shall only apply to the Sellers' Knowledge.

10.2.2	Shareholder Loans (partially to be converted into PECs)

(a)	There are no outstanding loan obligations of the PropCo to the Sellers, Symbol V or any affiliate of the Sellers and/or Symbol V.

(b)
OpCo Seller is the sole holder of the Symbol V Shareholder Loans. The Symbol V Shareholder Loans are outstanding as of the Signing Date in the amounts set forth in sub-clause 1.5.1, and on the Closing Date will be free of any pledge, lien or other encumbrances. The documentation regarding the Symbol V Shareholder Loans as attached in Annex 1.5.1 contains as of the Signing Date the entire agreements between OpCo Seller and Symbol V with respect to the Symbol V Shareholder Loans.

10.2.3	Real Property

(a)	The Real Property is owned (Eigentum), or held on the basis of a ground lease (Erbbaurecht), by the PropCo as the sole owner (Alleineigentümer) as set out in Annex 1.3.1.

(b)
The statements in the land register with respect to ownership (Sec. I of the land register) are complete and accurate and there are no encumbrances regarding the Real Property other than those registered in Sec. II and III of the land register. The Sellers and the Target Companies have not made and, to the Sellers' Knowledge, also no third party has made any pending registration requests (Eintragungsanträge) or consent declarations (Bewilligungen) with respect to the Real Property. The PropCo has also not granted a not yet submitted encumbrance of the Real

37

Property or is obliged to grant such encumbrance; for the Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge.

(c)
No disposal (Verfügung) of the Real Property has been made by the PropCo. PropCo has not granted any contractual claims to third parties for the acquisition of title or for encumbering the Real Property (or parts thereof) which are unfulfilled; for any claims which might have been granted during the Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge.

(d)
Except as set out in Annex 10.2.3(d), no entries in the building encumbrances register (Baulastenverzeichnis) have been consented to and/or applied for by PropCo, and to the Sellers' Knowledge, PropCo is not obliged to consent to or make such disposals or consent to or apply for such entries.

(e)
To the Seller’s Knowledge, there are no outstanding contractual payment obligations (vertraglich begründete Zahlungsverpflichtungen) of the PropCo in connection with the use or the obligation to maintain and repair parcels immediately adjacent to the Real Property which are owned by third parties.

(f)
To the Sellers' Knowledge, PropCo is not a party to any written agreements with any adjoining land owners (nachbarrechtliche Vereinbarungen) or the City of Frankfurt (städtebauliche Vereinbarungen) pertaining to the Real Property (except as disclosed in the Data Room). To the Sellers' Knowledge, no old easements (altrechtliche Beschränkungen und Belastungen) exist that are not registered in the land register.

(g)
As of the Signing Date, all material public law permits required to be obtained by the Target Companies as owners (excluding permits to be obtained by other parties, such as tenants or by DEKA in context of the FLS Remediation Works) for the construction and use of the Real Property and the buildings and installations have been granted and have not been revoked or withdrawn (widerrufen or zurückgenommen) in writing, other than disclosed in the Data Room; for the Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge.

(h)
As of the Signing Date, the Target Companies have not received any public orders issued in writing with respect to the Real Property or the fixtures requiring constructional changes, changes of use of the Real Property or repair works or confirmations from authorities that have not been fulfilled as of the Signing Date (other than the fire life safety deficiencies and other matters that are subject to the on-going works at the Real Property as disclosed in the Data Room); for the Pre-Acquisition Periods this shall only apply to the Sellers' Knowledge.

(i)	Except as set out in Annex 10.2.3(i), to the Sellers' Knowledge, no public subsidies have been granted to a Target Company with respect to the Real

38

Property, and no restrictions are applicable based on any such public subsidies with respect to the Real Property.

10.2.4	Lease Agreements

(a)
Annex 10.2.4(a) contains a complete and correct list of all lease agreements and amendments to such lease agreements existing with respect to the Real Property (each of them a "Lease", together the "Lease Agreements").

(b)	The statements contained in the Rent Roll attached as Annex 10.2.4(b) are true and correct in all material aspects.

(c)	To the Sellers’ Knowledge, apart from the Lease Agreements (including amendments) listed in Annex 10.2.4(a), no oral or written side agreements to a Lease exist.

(d)
Annex 10.2.4(d) contains a list of all rent securities provided by the tenants under the Lease Agreements that are in the possession of PropCo. Originals of all rental security listed in Annex 10.2.4(d) are available in the original (unless otherwise stated in Annex 10.2.4(d)). No rental security has been used up (unless otherwise stated in Annex 10.2.4(d)).

(e)
To the Sellers' Knowledge, no anticipatory disposals of rent and/or service charges (except for service charge prepayments) have been made which would have an effect on PropCo beyond the Closing Date, except for such disposals in connection with the Helaba Loan Agreement.

(f)
Except as disclosed in Annex 10.2.4(f), no tenant under a Lease Agreement has as of the Signing Date given written notice of termination of a Lease to PropCo or threatened in writing to do so. To the Sellers' Knowledge, in the past six months prior to the Signing Date, no tenant has indicated to PropCo in writing that a Lease Agreement could be ineffective (unwirksam) or breach statutory form requirements.

(g)
As at the Signing Date, no objections have been raised by the tenants in writing against the service charge reconciliations for the periods from 1 January 2016 which are unresolved on the Signing Date. There are no arrears with respect to rent or ancillary costs (including on advance payments), except as set out in Annex 10.2.4(g).

(h)
To the Sellers' Knowledge, the PropCo has materially complied with all main performance obligations (Hauptleistungspflichten) under the Lease Agreements and has not been notified in writing by a tenant of (alleged) non-compliance with such obligations – other than those which lead to the arrears set out in Annex 10.2.4(g).

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(i)
Other than set out in Annex 10.2.4(i), in the last six months prior to the Signing Date the tenants under the Lease Agreements have (i) not notified PropCo in writing of any damage claims or claims for recovery of any expenses, rent reduction rights, set-off rights or retention rights or other objections regarding rents or service charges, and (ii) not made any rental or service charge payments with the reservation of repayment claims in writing to PropCo, and (iii) have not threatened such claims or objections in writing vis-à-vis PropCo.

10.2.5	Annual Accounts
To the Sellers' Knowledge, the annual accounts of the Target Companies for the calendar years 2016 and for PropCo for the calendar year 2017, consisting of the balance sheet, profit and loss account and exhibit (Anhang) have been prepared in accordance with the previous accounting practice of the Target Companies and otherwise in accordance with the respective applicable legal provisions and, generally accepted accounting principles in Germany, and they properly reflect in all material respects the financial situation of the Target Companies as of 31 December 2016 and of PropCo as of the end of the calendar year 2017, respectively.

10.2.6	Insurance

(a)	All insurance contracts of the Target Companies are listed in Annex 10.2.6(a). On the Signing Date no insurance premiums are unpaid.

(b)	There have been no insurance claims in the last year prior to the Signing Date, except as listed in Annex 10.2.6(b).

10.2.7	Employment Matters
Target Companies do not have any employees.

10.2.8	Litigation
Except as set out in Annex 10.2.8, the Target Companies are as of the Signing Date not party to any pending (rechtshängig) lawsuit or proceeding before a court of justice or an arbitration panel, and they are not subject to pending objection proceedings (Widerspruchsverfahren) with public or fiscal authorities.

10.2.9	Agreements

(a)
No contractual relationships between any of the Target Companies on the one hand and the Sellers or their affiliated companies on the other hand exist which may not be terminated by the Closing Date, save for the asset management agreement to be concluded pursuant to sub-clause 7.3.1(j).

(b)
Annex 10.2.9(b) contains a list of all contracts between third parties and one of the Target Companies (excluding utilities contracts and utility related services contracts and Lease Agreements) that (i) oblige the

40

respective Target Company to pay a fee or other remuneration of more than EUR50,000 p. a. and (ii) have no right to terminate or a termination right after the date being twelve (12) months from the Closing Date.

(c)	Annex 10.2.9(c) contains a complete list of the Target Companies' bank accounts.

10.2.10	Notifications regarding contamination
To the Seller’s Knowledge, the PropCo has in the last three years before the Signing Date not been notified by public authorities in writing of any Environmental Pollution with respect to the Real Property or been ordered to investigate or abate such Environmental Pollution; whereas "Environmental Pollution" shall mean any pollution of the soil, soil air, leachate, ground water or any surface water, waste or harmful substances on or in buildings or other structures (e.g. asbestos), any unused underground structures or technical facilities or any parts thereof, warfare agents or warfare materials. Environmental Damage shall include, without limitation, any contamination of the soil, any residual pollution as defined in section 2 Federal Soil Protection Act (Bundesbodenschutzgesetz) or section 2 Federal Environmental Damage Act (Umweltschadensgesetz), and any substances or combinations of substances, as defined in section 3a Federal Chemicals Act (Chemikaliengesetz), that may exist in or on the building and that may be hazardous or potentially harmful to the environment, in each case as specified in more detail in any ministerial or administrative regulations or technical standards.

10.2.11	Assets and Contractual Relationships of OpCo
The OpCo is the sole owner of the fixtures specified in Annex 10.2.11. At the Effective Time, the fixtures are not subject to any rights of third parties, and to the Sellers' Knowledge, OpCo has not granted any contractual claims to third parties for the acquisition of title in these objects which would not be fulfilled by the Closing Date.

10.2.12	Intellectual Property Rights
PropCo is registered in the register of the Deutsches Marken- und Patentamt as holder of the trademark "Trianon". PropCo is further registered as holder of the domains of their current websites www.trianon-frankfurt.de and www.trianon-frankfurt.com. To the Sellers' Knowledge, the PropCo has not received a challenge in writing from a third party in respect of the trademark or the domain.

10.3	No other Remedies of the Buyers

10.3.1
The Sellers' Guarantees set out in Clause 10 are exhaustive. The Parties do not agree on any other (express or implied) guarantees, representations or warranties, and, subject to sub-clause 11.8, the Buyers have not relied and shall not have any claims against the Sellers based on any representation or warranty except as expressly set forth in this Agreement. Except as expressly set forth in this Agreement, the Buyers acquire the Sold Shares, the Target Companies, the

41

business of the Target Companies and the Real Property in the condition they are in on the date hereof and on the Closing Date, based upon their own inspection, examination and determination in this respect and without reliance upon any (expressly or implicitly) agreed features, guarantees, representations or warranties of any nature whatsoever. Otherwise, rights and claims of Buyer 1 and Buyer 2, in particular further-reaching claims due to defects or equalisation claims, claims under pre-contractual fault (vorvertragliche Pflichtverletzung), breach of contract (Pflichtverletzung aus dem Schuldverhältnis), rights of rescission (Anfechtung) and termination (Rücktritt), are excluded to the extent permitted by law. The exclusion of liability pursuant to this sub-clause 10.3.1 also applies to the extent the Sellers' Guarantees given exclusively as per the Signing Date become incorrect after the Signing Date. In this context, Buyer 1 and Buyer 2 confirm that they have had access to detailed information from and about the Target Companies and have carried out on the basis of the documents provided by the Sellers an in-depth review of the Sold Shares, the Target Companies, the business of the Target Companies and the Real Property, including on commercial, financial, technical, environmental, legal and other aspects that a sophisticated buyer typically performs, prior to the signing of this Agreement.

10.3.2
Without limiting the generality of the foregoing, Buyer 1 and Buyer 2 acknowledge and agree that the Sellers make no guarantee, representation or warranty and shall have no liability and waive all rights whatsoever with respect to

(a)
any projections, reports, estimates, budgets or forecasts by the Sellers or any third party delivered to or made available to Buyer 1 and Buyer 2, its representatives or advisers of future revenues, the likelihood of any lease renewals, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the Target Companies; and

(b)	the environmental, technical status or physical condition of the Real Property as such; and

(c)
the accuracy and completeness of the information, reports, documents and records received by the Buyers from the Sellers or their agents or advisers or third parties prior to the conclusion of this Agreement (including the information made available in the Q&A process and the electronic data room operated by Imprima (Deutschland) GmbH (together "Data Room")); and

(d)	any tax matter whatsoever including in relation to the Target Companies, the Sellers or the Real Property, except as otherwise provided for in this Agreement.

10.4	Sellers' Knowledge
In this Agreement, references to the "Sellers' Knowledge" or similar phrases shall mean solely the actual knowledge (positive Kenntnis) of the individuals listed in Annex 10.4

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as of the Signing Date ("Knowledge Persons") and neither the Sellers nor the Knowledge Persons shall be required to make any enquiry of any other person nor shall the Sellers be deemed to have knowledge of any matter not within the actual knowledge of the Knowledge Persons. For the avoidance of doubt, to the extent Annex 10.4 includes persons that are not employed by the Sellers, their knowledge shall only be attributed to the Sellers where a Sellers' Guarantee pursuant to sub-clause 10.2 explicitly refers to the "Sellers' Knowledge", but not for any other purpose.

11.	REMEDIES FOR BREACH OF SELLERS' GUARANTEES

11.1	General
In the event of a breach of a warranty or a Tax Warranty or in case a Tax Indemnity is triggered pursuant to Clauses 10 and 12, the Sellers shall, at the Sellers’ sole discretion, either (i) within a period of one month put the Purchaser into the same position it would have been in if the breach (or in case of a Tax Indemnity, the trigger event) had not occurred (Naturalrestitution); or (ii) compensate the Buyers for the damages within the meaning of Section 249 et seq. BGB incurred by the Buyers or by a Target Company in accordance with the provisions contained in this Agreement.
The Buyers shall be entitled to bring a claim under or in connection with Clauses 10, 11, and 12 (including for breach) ("Relevant Claim") and Clause 13 only if and to the extent the subject matter underlying the Relevant Claim has not been taken into account in the Closing Date Accounts within the framework of the adjustment of the Estimated Purchase Prices according to Clause 8.

11.2	W&I Insurance

11.2.1
The Buyers have signed or intend to sign a warranty and indemnity liability policy of insurance with extended coverage for the warranties regarding title of the Sellers in the Sold Shares and of the PropCo in the Real Property dated on or about the date of this Agreement in favour of the Buyers ("W&I Insurance Policy").

11.2.2
By letter attached for reference purposes at Annex 11.2.2 hereto, the insurance company Ambridge has confirmed that in case the insurance company is held liable under the W&I Insurance Policy it waives any and all recourse claims and rights of subrogation against the Sellers (also in connection with the Bring Down Declaration (as defined below)), except in cases of fraud (Betrug), malicious deceit (arglistige Täuschung) or intentional misconduct (Vorsatz) of a Seller.

11.2.3
The Sellers shall provide to the Buyers for forwarding to the W&I insurer on the Business Day prior to the Closing Date, 11.00 a.m. CET, a declaration signed by one of the Knowledge Persons on behalf of all Knowledge Persons in the form of the template set out in Annex 11.2.3 pursuant to which on or before the Business Day prior to issuance of such declaration, the Knowledge Persons have or have not become aware that any of the Sellers' Guarantees, to the extent they refer to the Closing Date, turned out to be inaccurate in any material respect after the Signing Date ("Bring Down Declaration"). For the avoidance of doubt, the Bring Down Declaration shall not affect the rights and obligations of the Sellers

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in any way whatsoever hereunder and it shall, in particular, not create any additional liability or extend any existing liability of the Sellers nor shall it create any liability of the Knowledge Person in question. The liability of the Sellers to the Buyers or any subrogee shall be governed exclusively by the provisions of this Agreement.

11.3	Limitation of Sellers' Liability

11.3.1
Subject to sub-clauses 11.8 and 12.8.1, the Sellers' total liability in respect of any and all Relevant Claims (including all costs, fees and expenses incurred by the Buyers in seeking to enforce their rights) shall not exceed an aggregate amount of EUR1.00 (one euro) ("Liability Cap"), and the Buyers agree and accept that their only recourse (if any) in respect of any and all such Relevant Claim shall be under the W&I Insurance Policy.

11.3.2
The Buyers acknowledge and agree that the Liability Cap referred to in sub-clause 11.3.1 shall apply notwithstanding any subsequent non-payment under the W&I Insurance policy including without limitation due to the insolvency of the underwriters of that policy, the policy exclusions or exceptions, or the invalidity of the policy due to the breach or default of any person or for any other reason (save in respect of fraud (Betrug), malicious deceit (arglistige Täuschung) or intentional misconduct (Vorsatz) of a Seller).

11.3.3
In order to enable the Sellers to assess the merits of a claim, the Buyers shall notify the Sellers of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amount claimed (detailing to the extent possible the Buyers' calculation of the loss thereby alleged to have been suffered).

11.3.4
In respect of a Relevant Claim, the Buyers shall not be entitled to claim against the Sellers any punitive damage, loss of profit (entgangener Gewinn) other than rental income, unforeseeable consequential damages or internal administrative costs (overhead), frustrated expenses (vergebliche Aufwendungen), loss of opportunity (entgangene Geschäftschancen), loss of reputation and loss of future earnings (other than rental income) and provided that the calculation of damages shall not be based on multipliers applied for a calculation of the Purchase Price or any other arguments that the Purchase Price was calculated on incorrect assumptions.

11.3.5
The Buyers undertake to take, so far as within their control, reasonable steps to avoid or mitigate any damages or losses which in the absence of mitigation are reasonably likely to give rise to a liability in respect of any Relevant Claim. Further obligations of the Buyers under section 254 BGB shall remain unaffected.

11.3.6
The Sellers shall not be liable to the extent the Buyers (or one of them) have caused or contributed to causing by an act or an omission of the Buyers (or any of them) – in a culpable and imputable manner (schuldhaft zu vertreten) – the relevant damage or losses or have failed to avoid or mitigate – in a culpable and imputable manner (schuldhaft zu vertreten) – such losses and such failure has affected the ability of the Sellers to avoid or mitigate damages, losses or claims.

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11.3.7
The Buyers are not entitled to recover more than once in respect of the same loss arising from any one matter giving rise to a Relevant Claim. In particular, the Sellers shall not be liable for, and the Buyers shall not be entitled to claim for, any damages of the Buyers under or in connection with this Agreement if and to the extent that the matter to which the claim relates is included as liability, provision, or asset correction (aktivistische Wertberichtigung) in the Closing Date Accounts and has thus been reflected in the Purchase Prices.

11.4	Exclusion of Claims due to Buyers' Knowledge

11.4.1
The Buyers shall not be entitled to bring any Relevant Claim that is a result of facts or circumstances of which (i) the Buyers (or either of them) had Buyers’ Knowledge on the Signing Date after having made due and diligent enquiries of its advisers or which (ii):

(a)
Have been Fairly Disclosed in the Data Room prior to 5 November 2018 ("Cut-Off-Date"), the Q&A process, this Agreement or an Annex to it. "Fairly Disclosed" shall mean any disclosure in the Data Room enabling a sophisticated purchaser and its sophisticated advisors with experience in the acquisition of commercial real estate investments to find such information with reasonable efforts to reasonably understand the nature and scope of the relevant matter; or

(b)	Was or would have been identifiable (erkennbar) during site visits that the Buyers were allowed to undertake with their service providers, professional advisers or investors; or

(c)	Have been disclosed during telephone discussions with the Buyers' advisors prior to the Signing Date; or
it being confirmed by the Buyers that they had been given the opportunity to undertake a thorough due diligence with regard to the Target Companies and its business, assets (including the Real Property) and liabilities.

11.4.2
The information provided to the Buyers in the Data Room and the Q&A process up to the Cut-Off-Date have been saved on a DVD, a copy of which was handed over to each of the Sellers, the Buyers and the Notary together with a letter of the Data Room Provider confirming that the DVD contains an identical copy of the information provided in the Data Room as of the Cut-Off-Date. The Notary will take his copy of the DVD into custody until 31 December 2020. Thereafter, the Notary shall destroy the DVD. The Notary shall only release the DVD upon the unanimous request of all Parties, but each Party may at its own cost request at any time before, copies of such DVD.

11.4.3
In this Agreement, references to the "Buyers’ Knowledge" or similar phrases shall mean solely the actual knowledge (positive Kenntnis) and/or the negligent non-knowledge (fahrlässige Unkenntnis) of the individuals listed in Annex 11.4.3 as of the Signing Date.

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11.5	Limitation Periods
Subject to sub-clauses 11.8 and 12.8.2, all Relevant Claims of the Buyers shall automatically become time-barred (verjähren) on the expiration of two (2) years from the Closing Date for Fundamental Warranties and the expiration of one (1) year from the Closing Date for all other Relevant Claims. "Fundamental Warranties" shall mean the warranties set out in sub-clauses 10.2.1(a) to 10.2.1(f) and sub-clauses 10.2.3(a), 10.2.3(b) and 10.2.3(c).

11.6	Exclusion of Further Remedies
To the extent permitted by law, any further claims and remedies of the Buyers in connection with a Relevant Claim (including all termination and withdrawal rights) other than explicitly provided for in this Agreement are hereby expressly waived and excluded.

11.7	Exclusion or reduction of Buyers' Claims
Any payments actually made by the Sellers in order to discharge a liability, which is or becomes excluded or reduced under this Agreement, shall be refunded by the Buyers to the Sellers without undue delay (ohne schuldhaftes Zögern), but in any event within ten (10) Business Days after the Buyers or any entity affiliated with the Buyers pursuant to sections 15 et seq. AktG becoming aware of the exclusion or reduction of the Relevant Claim. The Buyers undertake to inform the Sellers, without undue delay (ohne schuldhaftes Zögern), about any event which may trigger an exclusion of liability, or a refunding obligation, under this Agreement.

11.8	Limitation of exclusion of liability

11.8.1
If and to the extent that an exclusion of liability is agreed under this Agreement (including in particular the provisions set out in sub-clauses 11.3, 11.4, 11.5 and 11.8.2 sentence 2), the exclusion of liability shall not apply to damage resulting from an injury to life, limb or health the Sellers or any of its legal representatives or a person employed in performing an obligation (Erfüllungsgehilfe) is responsible for, nor shall such exclusion of liability apply to any obligation to provide compensation for damage caused through a wilful or grossly negligent breach of duty by the Sellers or any of their legal representatives or persons employed in performing an obligation.

11.8.2
If and to the extent that an exclusion of liability is agreed under this Agreement (including in particular the provisions set out in sub-clauses 11.3, 11.4, 11.5 and 11.8.2 sentence 2), such exclusion of liability shall not apply to any liability for damage resulting from a breach of a material contractual duty. However, the Sellers may only be held liable for damage which is typical and foreseeable at the time this Agreement is concluded. Material contractual duties are duties on the performance of which the Buyers may rely as essential.

11.9	Security for certain claims
In order to secure Buyers' claims against the Sellers

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11.9.1	for uninsurable Tax Warranties and Tax Indemnities in accordance with sub-clause 12.8.3; and

11.9.2	for breaching the obligations under sub-clauses 15.1.5(b) and 15.1.5(c), the OpCo Seller and the Buyers undertake to agree on the terms of a pledge in relation to the Symbol V Seller PECs (which for this purpose shall always be valued at face value of EUR 5,000,000) to be executed as a closing action to the Buyer 1 and the Buyer 2 as joint and several creditors. The details of the pledge agreement, which shall be subject to Luxembourg law, shall be negotiated by the Parties in good faith (taking into account the requirements of the W&I insurance, if applicable) without undue delay after the Signing Date.

12.	TAX

12.1	Definitions
For the purposes of this Agreement
"Pre-Closing Date Period" means any time period until and including the Effective Time.
"Pre-Closing Date Tax" means any Tax imposed on any Target Group Company for, or with respect to any taxable event having occurred in the Pre-Closing Date Period. For purposes of calculating Pre-Closing Date Taxes attributable to a time period (e.g. a fiscal year (Wirtschaftsjahr) or a calendar year) starting before and ending after the Closing Date any such time period will be deemed to have ended on and including the Effective Time.
"Pre-Closing Date Tax Refund" means any Tax Refund attributable to the Pre-Closing Date Period. For purposes of calculating Pre-Closing Date Tax Refunds attributable to a time period (e.g. a fiscal year (Wirtschaftsjahr) or a calendar year) starting before and ending after the Closing Date any such time period will be deemed to have ended on and including the Effective Time.
"Relevant Tax Proceeding" means any Tax Proceeding (i) relating fully or partly to Pre-Closing Date Taxes or Pre-Closing Date Periods or (ii) which could give rise to rights or obligations of any party to this Agreement under this Clause 12.
"Tax" means (i) any tax and ancillary charges (Steuer und steuerliche Nebenleistungen; for the avoidance of doubt including but not limited to interest and penalties) within the meaning of section 3 of the German Tax Code (AO) or any equivalent tax under the laws of any other jurisdiction, including, but not limited to (ii) any taxes to be withheld or paid for the account of a third party (Steuerabzugsbeträge), such as (in particular but not limited to) capital withholding or wage taxes (Kapitalertrag- und Lohnsteuer) and any taxes imposed as a contractual or secondary liability (Steuerhaftungsbeträge), (iii) Real Property transfer taxes (Grunderwerbsteuer) and (iv) social security contributions (Sozialversicherungsbeiträge), but excluding in any case, for the avoidance of doubt, deferred taxes.
"Tax Asset" means any Tax Refund and Tax Credit.

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"Tax Authority" means any competent German or non-German authority responsible for the collection, audit or assessment of Taxes or for the assessment of the Tax base or elements thereof.
"Tax Credit" means an amount of money which could be subtracted from the amount of Tax owed to a Tax Authority.
"Tax Proceeding" means any administrative and judicial proceeding or action relating to Taxes including preparatory measures e.g. preparation of Tax Returns, Tax assessments, Tax audits, objections, appeals, meeting and correspondence with any Tax Authority and courts.
"Tax Refund" means any actually received repayment of any Tax (including – but not limited to – by way of set-off or deduction) and any other claim for a Tax payment from the Tax Authority.
"Tax Return" means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto as well as any supporting documentation and calculation which needs to be maintained by the relevant Tax payer.

12.2	Tax Warranties

12.2.1
The Sellers hereby represent and warrant to the Buyers, subject to the limitations provided for in this Clause 12, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of section 311 para. 1 BGB that the statements made in sub-clause 12.2 (each a "Sellers' Tax Guarantee") are true and correct on the Closing Date or such other date explicitly so provided in sub-clause 12.2, respectively:

(a)	The Target Companies have made all Tax Return filings that they are obliged to make until the Closing Date (considering all deadline extension granted, if any) with the Tax Authorities; and

(b)	All Taxes payable by any Target Company relating to the Pre-Closing Date Period have been paid by the respective Target Company or have been fully accrued for in the Closing Account.

12.2.2
If, and to the extent that a statement under any of the Sellers' Tax Guaranty is untrue, the Buyers shall have the right to attempt to put Buyers or the Target Companies (at the discretion of the Buyers) in such position as the Buyers or Target Companies would have been in, had the Sellers' Tax Guaranty given by the Sellers' been correct. Upon the Buyers election the Sellers shall pay to the Buyers the amount which is necessary to indemnify the Buyers from any Taxes and cost triggered by the breach of the relevant Sellers' Tax Guarantee.

12.3	Tax Indemnification

12.3.1	The Sellers shall pay to the Buyers or, at the Buyers' discretion, to the respective Target Company, an amount equal to any Pre-Closing Date Tax payable by any

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of the Target Companies after the Effective Time. The Buyers shall not be entitled to an indemnification against a Pre-Closing Date Tax if and to the extent that Pre-Closing Date Taxes

(a)	have been paid on or before the Effective Time;

(b)	reduced the Purchase Price;

(c)
are caused by a measure initiated or executed by the Buyers or – after the Closing Date – by any of the Target Companies unless such measures are mandatorily required by applicable law or a compulsory consequence of an action of the Target Companies made on or prior to Closing;

(d)	have been or could be recovered by the Target Companies from a party other than a Target Company; or

(e)
correspond to or can be offset against (i) a Tax Asset or (ii) other Tax related benefit in each case which can also arise at a different type of Tax and which is based on a circumstance having triggered the Pre-Closing Date Tax, including but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or transfer of Tax items from one entity to another entity any such reciprocal effects after the Effective Time shall also be taken into account; the respective tax benefit shall be calculated independently from the actual tax savings on a pro forma basis taking into account the future reductions in Tax (based on the applicable Tax rates as known at the time of calculation) for a period in which the tax benefit materializes, at maximum 6 years following Closing Date and discounted with an interest rate of 5.5% p.a.

12.3.2
Any payment to be made by the Sellers pursuant to sub-clause 12.3.1 ("Indemnifiable Tax") is due ten (10) Business Days after the Sellers have been notified in writing by the Buyers about the payment obligation and the corresponding payment date and have received a copy of the underlying Tax assessment or payment order and the bank account details of the competent Tax Authority, but in any case no later than two (2) Business Days before the date at which the Tax to be indemnified is due and payable to the Tax Authority.

On written request of the Sellers the Buyers shall procure that the respective Target Company makes its reasonable efforts to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung) or equivalent application in foreign jurisdictions provided that the Sellers undertake to reimburse any costs and all interest related thereto occurred by the respective Target Company relating to such deferred payment.

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12.4	Understated Tax refund claims, over-accruals and over-indemnification

12.4.1	The Buyers shall – unless and not to the extent that the amount has already excluded or reduced the indemnification pursuant to sub-clause 12.3.1 – pay to the Sellers an amount equal to

(a)
any Pre-Closing Date Tax Refund actually received (including by way of deduction or set-off) by any Target Company after the Effective Time unless and not to the extent that the Pre-Closing Date Tax Refund has increased the Purchase Price in accordance with sub-clauses 6.1 or 6.2; and

(b)
any accrual or liability in respect of a Pre-Closing Date Tax that has been dissolved or must have been dissolved under the respective German GAAP (other than for reasons of payment or discharging the related claim to such Tax) to the extent that the accrual or liability has reduced the Purchase Price in accordance with sub-clause 6.1 or 6.2 but has not reduced Sellers' payment obligation pursuant to sub-clause 12.3.1 ("Over-Accrual"); and

(c)	the Indemnifiable Tax paid by the Sellers to the Buyers pursuant to sub-clause 12.3.1 to the extent that the relevant Tax is subsequently assessed at a lower amount ("Over-Indemnification");
including all interest related thereto.

12.4.2
The Buyers shall, and shall procure that the Target Companies shall, no later than five (5) Business Days notify the Sellers in writing (for the avoidance of doubt including by email) about any Pre-Closing Date Tax Refund, Over-Accrual and Over-Indemnification. The Sellers are entitled to appoint certified accounting firm at their own expense – to have the tax assessments regarding any Pre-Closing Date Tax Refund, Over-Accrual and Over-Indemnification reviewed and to report the results to the Sellers. If the Sellers have reason to believe that there is a claim under this sub-clause 12.4 and if the review discloses a breach of the obligation of the Buyers under this sub-clause 12.4.2 sentence 1 then the Buyers shall bear the reasonable costs for the review and the report.

12.4.3
Any amount payable to the Sellers pursuant to this sub-clause 12.4 shall be due and payable ten (10) Business Days after (i) the Pre-Closing Date Tax Refund has been actually refunded (including – but not limited to – by way of set-off or deduction) to the Buyers or one of the Target Companies, (ii) any Overprovision has been or must have been dissolved according to German GAAP or (iii) any amended Tax assessment giving rise to the Over-Indemnification has become final and binding.

12.5	Tax Returns

12.5.1
In the period between the date hereof and the Closing Date, the Sellers will procure that (i) Tax Returns of the Target Companies shall be prepared and filed within the time limitation provided by law (considering all deadline extensions

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granted) and (ii) all Taxes payable under such Tax Returns are paid within the time limitation provided by law.

12.5.2
After the Closing Date, the Buyers shall procure that the Target Companies prepare and file when due all their Tax Returns in line with past practice unless mandatory tax law or administrative guidance provides otherwise. Any Tax Returns relating to any Relevant Tax Proceeding shall be subject to the review and written consent of Sellers. The Buyers shall procure that no such Tax Return is submitted to any Tax Authority without written approval of the Sellers which shall not be unreasonably withheld. The Buyers shall ensure that any Tax Return to be reviewed and approved by the Sellers will be sent to the Sellers not later than thirty (30) Business Days prior to the due filing date of the relevant Tax Return and that all Taxes payable under such Tax Returns shall be paid in a timely manner.

12.6	Tax Proceedings after Closing

12.6.1
The Buyers shall notify the Sellers of any announcement and commencement of any Relevant Tax Proceeding. The notification shall be made in writing (for the avoidance of doubt e.g. by email) no later than five (5) Business Days after the Buyers or any Target Company became aware of such event and shall include copies of any assessment, notice or other document received from any Tax Authority related to the respective Relevant Tax Proceeding.

12.6.2
The Buyers shall, and shall procure that the relevant Target Company shall, (i) give the Sellers the opportunity to reasonably participate from the beginning on in all Relevant Tax Proceedings from their commencement onwards, (ii) upon the Sellers' request and at their own costs and risk, challenge and litigate any Tax assessment or other decision of any Tax Authority or court if and to the extent it is related to a Tax to be indemnified or a Tax Asset of the Seller and (iii) comply with any lawful instructions given by the Sellers in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above. If the Sellers elect by a written request to lead the Relevant Tax Proceedings through a professional German counsel (international law or accounting firm) of their choice and at their expense, then the Buyers shall, to the extent legally possible, authorize, and shall cause the respective Target Companies to authorize, (by power-of-attorney) such a designated representative of the Sellers to represent the respective Target Companies in the Relevant Tax Proceeding and to release such representative from any confidentiality obligations in respect of the Relevant Tax Proceeding so that it can share any information in respect of the Relevant Tax Proceeding with the Sellers. In any case the Buyers shall procure that after the Closing Date, with respect to a Tax audit unless the Sellers have elected not to lead the relevant Tax proceeding, (i) no document or information related to Pre-Closing Date Taxes or Relevant Tax Proceedings is submitted to any Tax Authority or court without the prior written consent of the Sellers, which shall not be unreasonably withheld, and that (ii) no Relevant Tax Proceeding is settled or becomes time-barred without the prior written consent of the Sellers.

12.6.3	For the avoidance of doubt, the rights of the Sellers and any of its representative pursuant to sub-clause 12.6.2 shall be limited to the taxation of business

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transactions (Geschäftsvorfälle) occurred in a Pre-Closing Date Period for which the Sellers can be liable pursuant to sub-clause 12.2. In any case the Sellers shall procure that after the Closing Date (i) no document or information related to solely to Taxes or Relevant Tax Proceedings after the Closing Date is submitted to any Tax Authority or court without the prior written consent of the Buyers, which shall not be unreasonably withheld, and that (ii) no Relevant Tax Proceeding relating to the calendar year in which Closing occurs is settled or becomes time-barred without the prior written consent of the Buyers.

12.6.4
Subject to the limitation under sub-clause 12.6.2, the Parties shall reasonably cooperate with each other, and the Buyers shall cause the Target Companies and their representatives to reasonably cooperate with the Sellers and the Sellers shall reasonably cooperate with the Buyers and their representatives and the Target Companies, each with respect to all Relevant Tax Proceedings. Upon request of the Sellers, the Buyers shall in particular procure that the Sellers obtain any document or information which is reasonably required for the Seller to avoid or reduce any Tax which creates a liability under this Clause 12, to protect a Tax Asset of one of the Sellers provided that the respective document or information is reasonably accessible for one of the Target Companies or the Buyers or can be procured by them with reasonable efforts on the costs of the Sellers. Any reasonable out of pockets costs caused by such information procurement on request of the Sellers will be borne by Sellers. The Buyers or the respective Target Company shall store all records, documents and information relating to Relevant Tax Proceedings until the expiration of any applicable statute of limitations.

12.6.5
On request and at the expense of Seller 1 the Buyers shall procure that the Target Companies provide any reasonable information and document to Seller 1 required for US tax or accounting purposes not later than thirty (30) Business Days after such a request. The Buyer and/or the Target Companies are free to consult advisors, at reasonable costs to be borne by the Sellers, bound by professional obligations of confidentiality in the context of fulfilling any of its obligations under this sub-clause 12.6.5.

12.7	Non-compliance of Buyers
If and to the extent the Buyers fail to comply with an obligations under this Clause 12 or if and to the extent the Buyers or – after Closing – a Target Company breach an obligation to mitigate damages in accordance with section 254 BGB, the Sellers shall not be liable under this Clause 12.

12.8	Limitations

12.8.1	For the avoidance of doubt, Clause 11 shall also be applicable to claims of the Buyers, subject, however, to sub-clauses 12.8.2 and 12.8.3.

12.8.2
Any claim under this Clause 12 (including for the avoidance of doubt also any claim pursuant to sub-clause 12.3.2) shall become time-barred (verjähren) the earlier of (i) six (6) months after the relevant Tax assessment became binding and non-amendable (taking into account any suspension provision (Anlauf- und

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Ablaufhemmungen)), (ii) six (6) months after the Sellers have been notified in writing by the Buyers that they have a specific claim under this Clause 12 and (iii) four (4) years after the Closing Date and (iv) the closing of a potential on-sale of the shares in the PropCo or the Real Property.

12.8.3
The Parties understand that certain Tax Warranties and Tax Indemnities may not be covered by the Buyers’ W&I Insurance. Against this background the Parties agree the limitation pursuant to sub-clause 11.3.1 shall apply to all claims under Clause 12 other than to those Taxes and periods which are listed in Annex 12.8.3 ("Excluded Tax Claims"). The Sellers’ aggregate total liability in respect of the Excluded Tax Claims shall be the lower of the amount of the available Symbol V Seller PECs (i.e. the Symbol V Seller PECs, which for this purpose shall be valued at face value of EUR5,000,000.00, minus any Symbol V Seller PECs already enforced as security under this Agreement if applicable) and an amount of EUR5,000,000.00.

13.	PERIOD BETWEEN SIGNING DATE AND CLOSING DATE

13.1	Merger control

13.1.1
The Buyers have informed the Sellers that the Buyers are subsidiaries of a newly established fund which is not controlled by a third party and that currently does not hold any other fund or subsidiary, and that as a consequence, no turnover (which would be relevant for the merger control thresholds) can be attributed to the Buyers for the time prior to Closing.

13.1.2
Based on this factual information, the Sellers share the Buyers' assessment that there is no necessity to institute merger control proceedings for clearance of the acquisition of all Sold Shares and the Sold Symbol V Shares by the Buyers under section 35 et seq. Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen, "GWB") or any applicable European merger control provisions.

13.1.3
The Sellers have relied on the factual information given by the Buyers (see sub-clause 13.1.1) in this respect. The Buyers shall indemnify, defend and hold harmless the Sellers and their affiliates and their respective officers, directors, representatives and investors from and against any liabilities, costs, penalties, fees and payments incurred in relation to sanctions imposed because of a failure to comply with applicable merger clearance requirements resulting from the inaccuracy of the above factual information. Section 254 BGB shall apply mutatis mutandis.

13.2	Other undertakings

13.2.1
Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Target Companies conduct their respective business operations and conduct and undertake the management of the Real Property in the ordinary course consistent with past practice.

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13.2.2	In particular, the Sellers shall not during that time with effect beyond the Closing Date (unless permitted pursuant to this Agreement):

(a)	Issue any share capital or similar interest to any third party or make any other changes to the Target Companies' capital structure;

(b)	Amend the articles of association of the Target Companies or enter into a domination/profit and loss transfer agreement;

(c)	Liquidate, unwind, or merge the Target Companies.

13.2.3	The Sellers shall procure that the Target Companies do not during that period and with consequential effect beyond the Closing Date (unless allowed pursuant to this Agreement):

(a)	Enter into any agreements with the Sellers and their Affiliates (other than expressly provided for in this Agreement);

(b)
Acquire, dispose of, or encumber any fixed assets outside the ordinary course of business or other than on arm's length conditions, in particular any sale, disposal or encumbering of the Real Property or any agreement to do so;

(c)	Take out any loans or comparable instruments from third parties;

(d)	Extend any loan to any third party outside the ordinary course of business;

(e)	Conclude, terminate or amend any Lease Agreement or new lease;

(f)	Acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

(g)	Give any guarantee or other security to secure any liability of any third party;

(h)
Distribute profits, repay share capital, other payments or other benefits to the Sellers or affiliated companies of the Sellers (except the Target Companies), save in the case of the Symbol V Shareholder Loan and Upstream Loans or otherwise provided for in this Agreement;

(i)	Enter into agreements with the Sellers or with affiliated companies of the Sellers other than as contemplated by this Agreement; and

(j)	Enter into any agreement or commitment to do any of the above;
in each case unless reasonably required due to an emergency situation or carried out with the prior written consent (email being sufficient) of the Buyers (not to be unreasonably withheld or delayed) or in line with the other provisions of this Agreement.

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13.2.4
Notwithstanding anything in this Agreement, the Sellers shall be entitled, but not obliged (unless otherwise expressly set out herein) to take all emergency action which in its reasonable opinion is required to be taken in case damage occurs on the Real Property between the Signing Date and the Closing Date.

13.2.5
To the extent permitted under the relevant insurance contracts, the Sellers will cause the Target Companies to terminate, with effect as at the Closing Date, the insurance contracts entered into by them and listed in Annex 10.2.6(a). The Buyers shall, prior to the Closing Date, provide suitable written evidence to the Sellers that the Target Companies are properly insured as from the Closing Date.

13.3	Deterioration

13.3.1
If any deterioration in the condition of the Real Property should occur between the Signing Date and the Closing Date which either (i) falls within the limits of normal wear and tear, or (ii) is only discovered later than three (3) weeks after the Closing Date or (iii) does not trigger remediation costs in excess of EUR1,000,000, the Sellers shall not be held liable for such deterioration and no liabilities or any other deductions in relation to such deterioration (including the corresponding insurance claims) shall be reflected in the Closing Date Accounts and shall instead be ignored.

13.3.2
If any deterioration in the condition of the Real Property should occur between the Signing Date and the Closing Date which is (i) beyond the limits of normal wear and tear, and (ii) is discovered within three (3) weeks after the Closing Date and (iii) triggers remediation costs in excess of EUR1,000,000, the Sellers shall, subject to sub-clause 13.3.3 below, be obliged in their absolute discretion to either

(a)	Remediate the deterioration in a way consistent with past practice by using reputable firms without undue delay after the deterioration is discovered; or

(b)
Agree to compensate for the reasonably expected costs of remediation of such deterioration by the inclusion of corresponding liabilities or other appropriate deductions in relation to such deterioration in the Closing Date Accounts (leading to a corresponding Purchase Price reduction).

13.3.3	If and to the extent any deterioration in the condition of the Real Property is covered by insurance:

(a)	In the event of sub-clause 13.3.2(a), the Buyers shall ensure that the respective insurance proceeds are paid to the Sellers up to the amount that they incur for the remediation; or

(b)	In the event of sub-clause 13.3.2(b), no liabilities or other deductions in relation to such deterioration shall be made in the Closing Date Accounts and shall be ignored.

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13.3.4
If, according to reasonable expert assessment (nach vernünftiger sachverständiger Einschätzung), the amount for which the Sellers are liable pursuant to sub-clause 13.3.2 exceeds an amount of 7.5% of the Fixed Property Value, either Party shall be entitled to terminate this Agreement by written notice to the other Parties. The termination right can only be exercised within twenty (20) Business Days following the damaging event. The Sellers shall be entitled to prevent the termination if they notify the Buyers in writing within twenty (20) Business Days of receipt of the termination notice from the Buyers that they will remedy or compensate for the damage as set out in sub-clause 13.3.1. Sub-clauses 7.4.3 and 7.4.6 shall apply to this termination right.

14.	INDEMNIFICATIONS

14.1	Indemnification
To the extent that after the Closing Date a Target Company (including an insolvency administrator appointed over the assets of the relevant Target Company) raises a claim against one of the Sellers, their affiliates and/or their respective officers, directors, representatives and/or investors which is due to action taken prior to the Closing Date and has not been activated in the Closing Date Accounts or otherwise been agreed for compensation by the Sellers in this Agreement, the Buyers shall hold harmless and indemnify the Sellers and their affiliates and their respective officers, directors, representatives and investors from any such claim as well as any costs, damages, losses, undertakings, liabilities, penalties, fees, payments (incurred, borne or made) and expenses incurred in connection therewith. The Parties agree by way of an agreement in favour of third parties (echter Vertrag zu Gunsten Dritter) in the meaning of section 328 of the BGB that sentence 1 of this sub-clause 14.1 shall apply mutatis mutandis in the event that a Target Company raises a claim against any Affiliate of the Sellers or any director, manager or officer of any of the Sellers or its Affiliates.

14.2	No Claims by Sellers
Unless activated or reflected in the Closing Date Accounts or otherwise agreed or referred to in this Agreement, the Sellers hereby undertake to waive or instruct their Affiliates or their managers, directors or officers to waive, upon the Buyers’ respective written request, any and all claims they or their Affiliates or their managers, directors or officers might have against the Target Companies which relate to any circumstances prior to the Closing Date.

14.3	Access to Financial Information
The Buyers shall procure that after the Closing Date the Sellers and their representatives are given access to, and are allowed to make copies of:

14.3.1	The books of accounts of the Target Companies for any fiscal years and parts of fiscal years until the end of the month following the Closing Date;

14.3.2	Any other financial information of the Target Companies required to achieve the deconsolidation on the Closing Date or the end of the month following the Closing Date, as the case may be; and

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14.3.3
Any books and records of the Target Companies as the Sellers may reasonably require for their own auditing, tax and other reasonable purposes in connection with the tax or regulatory requirements of the Sellers.

15.	PASS-THROUGH ITEMS

15.1	FLS Remediation Works/Settlement Agreement

15.1.1
The former owner of the PropCo, DekaBank Deutsche Girozentrale ("DEKA"), undertook to remedy certain fire, life and safety shortfalls as set out in more detail in Annex 15.1.1a ("FLS Remediation Works"). Prior to the purchase by the PropCo Sellers, in order to carry out and supervise the FLS Remediation Works, PropCo and DEKA entered into an implementation agreement whereby Deka Immobilien GmbH assumed the role of a general contractor with full responsibility for success (Generalübernehmer). Between the former sellers of the shares in PropCo and inter alia the PropCo Sellers and Symbol V in the sale and purchase agreement dated 11/12 June 2015, roll of deeds no. 519/2015W of notary Christian Wicker, Frankfurt a. M. ("Acquisition Agreement"), an escrow account was established to secure compensation claims against the former sellers for any claims by contractors against PropCo for the FLS Remediation Works. An excerpt of the regulations under the Acquisition Agreement governing the FLS Remediation Works and the escrow mechanism is attached as Annex 15.1.1b. Substantially all FLS Remediation Works have meanwhile been completed but not yet fully accepted (abgenommen), as set out in more detail in Annex 15.1.1a.

15.1.2
The PropCo Sellers and Symbol V are currently in negotiations of a settlement agreement on behalf of PropCo with DEKA and Deka Immobilien GmbH providing for a final settlement of all rights, obligations and liabilities in connection with the FLS Remediation Works and the release of the escrow amounts by the Sellers to DEKA or the sub-contractors ("Settlement Agreement"). The current draft of the Settlement Agreement is attached as Annex 15.1.2. The Sellers confirm that the other constructional matters (modernization of elevators and fit-out works for Deutsche Bundesbank have been finalized and all related rights and claims been settled).

15.1.3
The PropCo Sellers and Symbol V undertake to make all reasonable (zumutbare) efforts to finalize the negotiations of the Settlement Agreement with DEKA and Deka Immobilien GmbH and the FLS Remediation Works on behalf of the Target Companies at its own costs by 30 June 2019 ("Settlement Backstop Date”) materially in accordance with the draft Settlement Agreement set out in Annex 15.1.2. In doing so, the Buyers shall be entitled to inspect all correspondence between the Sellers and DEKA and attend all meetings regarding the negotiation of the Settlement Agreement. The Target Companies herewith authorize (bevollmächtigen) each of the Sellers to conclude, in the name and for the account of the Target Companies, the Settlement Agreement whereby the Sellers shall obtain the Buyers' consent (email being sufficient) before signing the Settlement Agreement (which consent shall not be unreasonably withheld or delayed).

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15.1.4
Should the Settlement Agreement not have become effective by the Settlement Backstop Date or should the on-going negotiations of the PropCo Sellers and Symbol V with DEKA in the reasonable assessment of the Buyers adversely affect the relationship between the Target Companies and DEKA, the Buyers shall be entitled to terminate the Sellers’ mandate for finalizing the negotiations on the Settlement Agreement and to conclude the Settlement Agreement without further involvement of the Sellers.

15.1.5	Irrespective of whether and when the Settlement Agreement is signed, the following rules shall apply:

(a)
The Parties agree that all rights, obligations, payments to be made and payments to be received in connection with the FLS Remediation Works and/or the subject matter of the Settlement Agreement, shall not be reflected as part of the Purchase Price calculation but rather be passed through between the Parties.

(b)
Accordingly, the PropCo Sellers and Symbol V shall exercise (as an obligation also vis-à-vis the Buyers) their rights and obligations under the Acquisition Agreement with respect to the FLS Remediation Works in a way to secure the due payments of any costs of PropCo with respect to the FLS Remediation Works and the receipt of all reimbursement claims of PropCo against DEKA, in each case as amended under the Settlement Agreement (if applicable). The Sellers shall reimburse PropCo without undue delay all reasonable and proven costs and expenses not reimbursed by DEKA in connection with the FLS Remediation Works or their completion and/or the Settlement Agreement. Section 254 BGB shall apply.

(c)
Conversely, the Sellers, and after Closing the Buyers, undertake to procure that PropCo assigns all claims under the Settlement Agreement (once concluded) and forward all payments received under the Settlement Agreement to the Sellers within ten (10) Business Days from receipt unless the Settlement Agreement determines a different recipient for such payments.

(d)
Upon completion of the Settlement Agreement and release of the escrow, there will be, in the Buyers’ opinion, expectedly a remaining asset in the accounting of PropCo and/or OpCo. The Parties hereby agree that Buyer 1 shall without further compensation to the Sellers assume the respective liability vis-à-vis PropCo or OpCo.

15.2	Service charge reconciliations

15.2.1	The Sellers undertake to procure the service charge reconciliation for the calendar year 2017 no later than 31 December 2018 at their own cost.

15.2.2
To the extent a tenant will be entitled to claim the recharge of over-paid ancillary costs prepayments (Nebenkostenvorauszahlungen) for 2017 and for 2018 (up to the Closing Date), the Sellers shall reimburse PropCo for the recharge amount

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(for 2018 only pro rata temporis). The payment shall be due within ten (10) Business Days following the issuance of the respective service charge reconciliation.

15.2.3
To the extent a tenant owes the payment of underpaid ancillary costs, the Buyers shall procure that the Target Companies use all reasonable endeavours to collect such claims and forward such payment to the Sellers within ten (10) Business Days of receipt from the tenant.

15.2.4
The pass-through mechanism pursuant to sub-clause 15.2.2 and 15.2.3 shall not apply to service charges relating to calendar years up to (and including) 2017 which shall remain for the account of the PropCo.

15.2.5
For the avoidance of doubt, service charge reconciliations shall not in any event be included or reflected in the Closing Date Accounts. Service charge reconciliations include all receivables or other assets to tenants and provisions or liabilities from tenants in connection with service charge settlements or estimations.

16.	MUTUAL GUARANTEES, COVENANTS AND INDEMNITY

16.1	Mutual Guarantees
The Buyers hereby guarantee to the Sellers, and the Sellers hereby guarantee to the Buyers, respectively, (each for purposes of this Clause a "Relevant Party") by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this sub-clause 16.1 are true and correct as of the Signing Date and the Closing Date.

16.1.1
The Relevant Parties have the right, full corporate power and authority, and have taken all action necessary, to execute, deliver and exercise their rights and perform their obligations under this Agreement and each document to be executed at or before Closing to which it is expressed to be a Party ("Completion Documents").

16.1.2
The Relevant Parties' obligations under this Agreement and the Relevant Parties' Completion Documents are, or when the Relevant Parties' Completion Document is executed will be, enforceable against the Relevant Parties in accordance with their respective terms and constitute legal valid and binding obligations on the Relevant Parties in accordance with the Relevant Parties' Completion Document.

16.1.3
There is no action, suit, investigation or proceeding pending against, or threatened against or affecting the Relevant Parties before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the transactions contemplated by this Agreement.

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16.1.4
The execution and delivery of, and the performance by the Relevant Parties of this Agreement and the Relevant Parties' Completion Documents, and the consummation of the transactions contemplated hereby will not:

(a)	Result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Relevant Parties;

(b)
Result in a breach of, or constitute a default under, any instrument to which a Relevant Party is a party or by which a Relevant Party is bound and which is material in the context of the transactions contemplated by this Agreement;

(c)
Result in a breach of any order, judgment or decree of any court or governmental agency to which a Relevant Party is a party or by which a Relevant Party is bound or submits and which is material in the context of the transactions contemplated by this Agreement; or

(d)
Require the Relevant Parties to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

16.1.5
The Relevant Parties and their Affiliates and any Relevant Parties' affiliate in terms of the Anti-Corruption Laws have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. "Anti-Corruption Laws" means (as applicable): (a) the US Foreign Corrupt Practices Act; (b) the UK Bribery Act 2010; and (c) any other anti-corruption law or measure applicable to any of the Sellers including, without limitation, any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. In connection with the transactions contemplated in this Agreement, neither the Relevant Parties nor any director, officer, employee or other representative of a Relevant Party, any person for whose acts a Relevant Party may be vicariously liable, and any other person that acts for or on behalf of, or provides services for or on behalf of, a Relevant Party, in each case, whilst acting in his capacity as such ("Agent") has at any time taken or will take any action, directly or indirectly, in violation of Anti-Corruption Laws.

16.1.6
Neither the Relevant Parties nor any of their respective subsidiaries nor any Agent, Affiliate, any affiliate in terms of the Sanctions or any representative of a Relevant Party or other person acting on behalf of a Relevant Party or an Affiliate of the Relevant Party or any Relevant Party's affiliate in terms of the Sanctions, is an individual or entity that is, or is owned or controlled by an individual or entity that is, (i) the subject to or the target of any sanctions administered or imposed by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"), the U.S. Department of Commerce, or the U.S. Department of State), the United Nations

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Security Council, the European Union or Her Majesty's Treasury (collectively, "Sanctions"), nor (ii) located, organised or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

16.1.7
In the performance of this Agreement, the Relevant Parties and their respective shareholders, Affiliates, and Agents, if any, will comply strictly with, and maintain policies and procedures which comply with, all applicable anti-money laundering and counter terrorism financing laws, rules and regulations including (i) the Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing as amended from time to time ("Directive"), and (ii) regulations which contain provisions at least equivalent to those required by the Directive.

16.1.8
The Relevant Parties, in compliance with the laws, rules and regulations referred to in sub-clause 16.1.7, shall perform procedures to verify the source of funds to be used for the fulfilment of their obligations under this Agreement and the Relevant Parties' Completion Documents.

16.1.9
The Relevant Parties are not subject of any action or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Relevant Party with respect to any anti-money laundering and counter terrorism financing laws, rules and regulations as referred to under sub-clause 16.1.7.

16.1.10
The Buyers, with the assistance of their advisors, have carried out comprehensive legal, tax, technical, environmental and commercial due diligence in respect of the Real Property, the Target Companies and their business and have examined and analysed all information in the Data Room and Q&A and have made other investigations as they deemed appropriate.

16.2	Additional Buyers' Guarantees
The Buyers hereby guarantee to the Sellers by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this sub-clause 16.2 are true and correct as of the Signing Date and the Closing Date.

16.2.1
Subject to the fulfilment of the Financing CP, the Buyers have immediately available on an unconditional basis the necessary cash resources to meet their obligations under this Agreement and the Relevant Parties' Completion Documents.

16.2.2
The Buyers are not insolvent or over-indebted and no insolvency proceedings have been initiated or opened, or rejected because of a lack of assets, and no circumstances exist which would justify the initiation or opening of such insolvency proceedings.

16.2.3	The Buyers have not entered into this Agreement in reliance on any representation or warranty except the Sellers’ Guarantees set out in sub-clause 10.2 of this Agreement.

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16.3	KYC/AML

16.3.1
The Buyers undertake to provide without undue delay upon request of the Sellers (email being sufficient) any and all documents reasonably requested by the Sellers or their Affiliates to complete the Sellers' or their Affiliates' so-called "KYC/AML" procedures, including in particular and without limitation, any information and documentation required to identify the ultimate beneficial owners of the Buyers and the sources of funding of any payments to be made under this Agreement and the Completion Documents.

16.3.2
The Sellers undertake to provide without undue delay upon request of the Buyers (email being sufficient) any and all documents reasonably requested by the Buyers or their Affiliates to satisfy and complete the Buyers' or their Affiliates' so-called "KYC/AML" procedures, including in particular and without limitation, any information and documentation required to identify the ultimate beneficial owners of the Sellers and the sources of funding of any payments to be made under this Agreement and the Sellers' Completion Documents.

16.4	Remedies for a Breach of Mutual Guarantees

16.4.1
In case of a breach of a guarantee by a Relevant Party pursuant to sub-clause 16.1 or by the Buyers pursuant to sub-clause 16.2 or a violation by the Sellers or Buyers of the undertakings pursuant sub-clause 16.3, the relevant counterparty shall be entitled to claim monetary compensation of damages within statutory scope (Schadensersatz in Geld im gesetzlichen Umfang).

16.4.2
If the Buyers are (or one of them is) in material breach of either the guarantees pursuant to sub-clauses 16.1.6 or 16.1.7 or the undertaking pursuant to sub-clause 16.3 and such breach is not remedied or capable of being remedied within twenty (20) Business Days, the Sellers shall be entitled to terminate (zurücktreten) this Agreement with immediate effect by notice in writing. Sub-clauses 7.4.3 and 7.4.6 shall apply to this termination right.

16.4.3
If the Sellers are (or either of them is) in material breach of either the guarantees pursuant to sub-clauses 16.1.6 or 16.1.7 or the undertaking pursuant sub-clause 16.3 and such breach is not remedied or capable of being remedied within twenty (20) Business Days, the Buyers shall be entitled to terminate (zurücktreten) this Agreement with immediate effect by notice in writing. Sub-clauses 7.4.3 and 7.4.6 shall apply to this termination right.

16.5	Indemnity
The Buyers hereby undertake to fully and upon first demand indemnify, defend and hold harmless the Sellers and their affiliates and their respective officers, directors, representatives and investors from and against any claims of third parties, liabilities, costs, damages, losses, undertakings, liabilities, penalties, fees, payments (incurred, borne or made) and expenses incurred by any of them in relation to the sale of securities or any other form of equity syndication by any Buyer or affiliate of a Buyer in connection with their formation or capitalization necessary to perform their obligations under this

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Agreement. All respective persons are directly entitled under this sub-clause (echter Vertrag zugunsten Dritter).

17.	CONFIDENTIALITY AND ANNOUNCEMENTS

17.1	No Disclosure of Confidential Information
Each Party agrees not to disclose to any third party the economic terms contained in this Agreement, information and data furnished or made available by Sellers, their agents or representatives in connection with Buyers' investigation of the Target Companies or the Real Property or the Sold Shares or the transactions contemplated by this Agreement (collectively, the "Confidential Matters"); provided however, that each Party, its agents and representatives may disclose such information and data (i) to such Party's Affiliates and their respective direct and indirect accountants, attorneys, prospective lenders, investment bankers, underwriters, partners, members, investors (prospective and current), employees, officers, directors, consultants and advisors (collectively, "Representatives"), in each case, solely (i) to the extent that such Representatives reasonably need to know such information in connection with assisting the respective Party in connection with the transactions contemplated herein or incidental or related hereto; (ii) to the extent required by an applicable statute, law, regulation, legal process, governmental authority or securities exchange; (iii) to the extent required by the Party's reporting requirements under the rules and regulations of the Securities and Exchange Commission, including, without limitation, any necessary Form 8-K disclosure with respect to the transactions contemplated hereby or as required by any securities exchange, (iv) if in the opinion of counsel to the disclosing Party, disclosure is required to comply with any mandatory provision of law, or any directive from a government recognized stock exchange, or of a binding decision from a court or another government body, (v) with respect to generic disclosures about business of a Party or any Affiliate of a Party made in the ordinary course of business that would not reasonably be expected to identify the other Parties with the specific transaction contemplated hereby; or (vi) if required by subpoena issued in connection with any litigation or proceeding.
Confidential Matters shall not include information or data which (i) becomes public or is generally available to the public through no fault of a Buyer or its Representatives, (ii) is received by the Parties or their Representatives from a third party not known by the Parties to be subject to written or other legal restrictions of confidentiality, after making reasonable inquiry, or (iii) is independently developed by the Parties or their Representatives according to its documented records without reference to the Confidential Matters of the disclosing Party.

17.2	Announcements
Subject to Clause 21, each Party shall use reasonable efforts to notify the other of impending press releases or public announcements regarding the execution of this Agreement and Closing respectively and to obtain the approval (not to be unreasonably withheld or delayed) of the other Party prior to such press release or public announcement; provided that substantially similar press-releases shall not require additional notification or approvals. The Parties shall so far as reasonably practicable, coordinate with each other on a timely basis to achieve consistency in the factual content of any press releases.

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18.	ASSIGNMENT OF RIGHTS AND OBLIGATIONS
This Agreement and any rights and obligations hereunder may not be assigned or transferred or disposed of, in whole or in part, without the prior written consent of the other Parties hereto except for assignments and transfers to an Approved Lender or any other finance party (including any security agent or security trustee) under the Replacement Financing.

19.	TRANSFER TAXES AND COSTS

19.1	Transfer Taxes and Costs

19.1.1
Unless otherwise provided in this Agreement, all transfer taxes, including Real Property transfer taxes (Grunderwerbsteuer) (if any) and costs for the notarisation of this Agreement shall be borne by the Buyers, except for:

(a)	Notary fees associated with the Deposit which are covered by sub-clause 7.5.7(f) above; and

(b)
Notary and land register fees associated with the release and assignment of the Helaba Land Charges and other collateral for Helaba which are to be borne by the Sellers if and to the extent that they are not reflected in the Closing Date Accounts.

19.1.2	Each Party bears the costs for its own legal representation.

19.2	Costs of Advisors
Subject always to sub-clause 19.1 and sub-clause 19.3, each Party shall bear its own costs and expenses incurred in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any professional fees, charges and expenses of its advisors.

19.3	Reimbursement
Irrespective of whether Closing occurs, the Buyers shall reimburse to the Sellers all costs and expenses incurred by the Sellers and their affiliates in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any professional fees, charges, disbursements and expenses of its advisors, up to an amount of EUR2,000,000. This payment shall be due within fifteen (15) Business Days of receipt by the Buyers of written notice from the Sellers specifying the amount, but no earlier than fifteen (15) Business Days from Closing or termination of this Agreement, as the case may be. For the avoidance of doubt, payment obligations under this Clause shall not be considered as an asset in the Closing Date Accounts.

20.	NOTICES

20.1	Form of Notices
Any legal statements and other notices in connection with this Agreement (collectively "Notices") shall be made in writing (Schriftform) unless notarisation or any other specific

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form is required by mandatory law. The written form shall include transmission by fax (but no other transmission by way of telecommunication) and exchange of letters. Any electronic transmission (such as by email) shall not be sufficient to satisfy the requirement that Notices must be made in writing, unless otherwise stated in this Agreement.

20.2	Notices to the Buyers
Any Notices to be delivered to the Buyers hereunder shall be addressed as follows:
Luxembourg Investment Company 271 S.à r.l.
Karoline Willot
6, rue Eugène Ruppert,
L-2453 Luxembourg
Grand Duchy of Luxembourg
Email:    karoline.willot@intertrustgroup.com
and
Yolk Paragon GmbH
Andreas Grundhöfer
An der Welle 4
60322 Frankfurt am Main
Email:    andreas.grundhoefer@intertrustgroup.com
with a copy to (for information purposes only):
LeeKo
Attn. Nelson Ahn/Geen Kim
Hanjin Building
63 Namdaemun-ro, Jung-gu,
Seoul 04532,
Korea
Fax: +82.2.772.4001
Email:    nelson.ahn@leeko.com/Geen.kim@leeko.com
and
Allen & Overy LLP,
Attn. Dr. Jochen Scheel/Dr. Michael Ehret
Haus am OpernTurm,
Bockenheimer Landstraße 2
60306 Frankfurt am Main, Germany,
Fax: +49 (0)69 26485051
Email:    jochen.scheel@allenovery.com/michael.ehret@allenovery.com

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20.3	Notices to the Sellers
Any Notices to be delivered to the Sellers hereunder shall be addressed as follows:
Colony Capital Luxembourg S.à r.l.
Attn. General Counsel Europe
6-A, route de Trèves
L-2633 Senningerberg, Grand-Duché de Luxembourg
Email:    legal@clny.com / mnia@clny.com
with a copy to (for information purposes only):
Clifford Chance Deutschland LLP,
Attn. Dr. Christian Keilich/Thomas Reischauer/Dr. Philipp Stoecker
Mainzer Landstraße 46,
60325 Frankfurt am Main, Germany,
Fax: +49 (0)69 7199 4000
Email:    christian.keilich@cliffordchance.com/
thomas.reischauer@cliffordchance.com/
philipp.stoecker@cliffordchance.com
and
Clifford Chance LLP,
Attn. Alis Pay
10 Upper Bank Street,
London E14 5JJ, UK,
Fax: +44 (0)20 7006 5555
Email:    alisavou.pay@cliffordchance.com

20.4	Change of Address
The respective Parties shall promptly notify the other Parties in writing of any changes in any of the addresses set forth in sub-clauses 20.2 or 20.3. In the absence of such notification, the address stated above shall remain in place.

20.5	Copies to Advisors
The receipt of copies of Notices hereunder by the Parties' advisors shall not constitute or substitute the receipt of such notification by the Parties themselves, irrespective of whether the delivery of such copy was mandated by this Agreement.

21.	SEC AND KOREAN CAPITAL MARKET FILINGS

21.1	Filings and disclosure

21.1.1
The Buyers acknowledge that they have been advised that the Sellers are subsidiaries of a publicly registered company ("Listed Company"). The Buyers further acknowledge that, as a publicly registered company, the Listed Company or any subsidiary may be required to make certain filings with the Securities and

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Exchange Commission and/or public disclosures to their stockholders (collectively, "SEC Filings"). Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the Parties hereto to the contrary, the Sellers may publically file, disclose, report or publish any and all information related to the transactions contemplated by this Agreement that may be reasonably interpreted as being required by applicable law or regulation.

21.1.2
The Sellers acknowledge that they have been advised that the Buyers are subsidiaries of a publicly offered real estate investment vehicle ("Public REF"). The Sellers further acknowledge that, as a publicly offered real estate investment vehicle and to be listed on an exchange, the Public REF or its asset manager may be required to make (i) certain filings with the regulatory authorities and stock exchange and/or (ii) public disclosures to their investors (collectively, "Capital Market Filings"). Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the Parties hereto to the contrary, the Buyers and their related parties may publically file, disclose, report or publish any and all information related to the transactions contemplated by this Agreement that may be reasonably interpreted as being required by applicable law or regulation.

21.2	Cooperation

21.2.1
The Buyers agree that if after Closing the Sellers, Listed Company or any Affiliate are required to provide any financial or other information regarding the Target Companies or their assets, in each case relating to the time period up to Closing, to the SEC, the Buyers will fully cooperate with the Sellers, Listed Company or respective Affiliate in connection with the preparation of such information. Further, the Buyers agree that if the Sellers are required by applicable securities laws to provide additional items related to such information, the Buyers shall fully cooperate with the Sellers to deliver such related items. The provisions of this sub-clause 21.2.1 shall survive the Closing.

21.2.2
The Sellers agree that if after Closing the Buyers or their Affiliates are required to provide any financial or other information regarding the Target Companies or their assets, in each case relating to the time period until Closing, to the Korean regulatory authorities, the Sellers will to the extent reasonably possible after the Closing of the transaction – fully cooperate with the Buyers or their Affiliates in connection with the preparation of such information. Further, the Buyers agree that if the Sellers are required by applicable securities laws to provide additional items related to such information, the Buyers shall to the extent reasonably possible after Closing of the transaction under this Agreement fully cooperate with the Sellers to deliver such related items. The provisions of this sub-clause 21.2.2 shall survive the Closing.

22.	MISCELLANEOUS

22.1	Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of Germany but excluding the private international laws of Germany that would point to the laws of another jurisdiction and excluding the CISG.

22.2	Arbitration
Any dispute arising out of or in connection with this Agreement (except for legal disputes in connection with releases of the Deposit pursuant to sub-clause 7.5.6), including any question regarding its existence, validity or termination, or any non-contractual obligation arising out or in connection with this Agreement shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which are deemed to be incorporated by reference into this Clause.
The tribunal shall consist of three arbitrators. The claimant(s) and the respondent(s) shall nominate an arbitrator respectively. The third arbitrator, who shall be the chairman of the tribunal, shall be nominated by the two party-nominated arbitrators within thirty (30) days of the last of their appointments. If the third arbitrator has not been appointed in that time (or such longer period agreed between the Parties), the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The arbitrators shall be lawyers of at least 10 years' standing.
The seat of the arbitration shall be Frankfurt am Main, Germany.
The language of the arbitration shall be English.
Any award of the tribunal shall be binding from the day it is made.
Nothing in this Clause shall be construed as preventing either party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

22.3	Place of Jurisdiction
The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) is Frankfurt am Main.

22.4	Certain definitions

22.4.1	"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Luxembourg, London and New York.

22.4.2	"Affiliate" in the meaning of this Agreement shall be an affiliate within the meaning of section 15 of the German Stock Corporation Act (AktG).

22.5	Amendments to this Agreement

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Any amendment, supplement (Ergänzung) or termination (Aufhebung) of this Agreement, including this provision, shall be valid only if made in writing, except where notarisation or any other stricter form is required by law. Sub-clause 20.1 sentences 2 and 3 shall apply mutatis mutandis.

22.6	Headings; References to German Legal Terms; Interpretation; References to Clauses

22.6.1
The headings and sub-headings of the Clauses and paragraphs contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpretation of this Agreement.

22.6.2
Where a set of facts is to be analysed by reference to the laws of a foreign jurisdiction, any reference in this Agreement to any German legal term shall be deemed to include a reference to the equivalent (funktionsgleich) legal term under the laws of such jurisdiction. Where foreign law does not provide for any corresponding legal term, such legal term as functionally comes closest to the German legal term shall be used instead.

22.6.3	Where the English wording of this Agreement is followed by a German legal term set in parenthesis and in italics, the German legal term shall prevail.

22.6.4	Unless the context requires otherwise, the phrases "including", "including, in particular" and "in particular" shall be interpreted to be non-restrictive and without limitation.

22.6.5	Any reference made in this Agreement to any "Clause" or sub-clause without further indication of a law or an agreement shall mean a clause of this Agreement.

22.7	Annexes
All annexes to this Agreement (each one an "Annex") form an integral part of this Agreement.

22.8	Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter covered thereby and supersedes all previous agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

22.9	Severability
Should any provision of this Agreement be or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the remaining provisions of this Agreement shall not be affected. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards the subject-matter, extent (Maß), time, place and scope (Geltungsbereich) of the relevant provision.

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The aforesaid shall apply mutatis mutandis to any gap (Lücke) that may be found to exist in this Agreement.
***
The Notary advised the persons appearing

-
that this Deed and the Reference Deed must contain all agreements of the parties with respect to the subject matter thereof, and that otherwise the agreements contained in this Deed may be null and void,

-	that any amendments to this Deed and the Reference Deed made prior to completion of the transactions contemplated under the SPA may require notarial form to be valid and binding on the Parties,

-	that he cannot give any advice on foreign law,

-	that this Deed may be subject to real estate transfer tax if real estate is sold by way of this Deed or any of the company sold by way of this Deed or a subsidiary thereof owns real estate,

-	that he was not instructed to review any tax implications of this Deed and that, therefore, no tax advice has been rendered by the Notary in connection with this Deed,

-	of his duty to provide information under § 54 German Income Tax Implementation Regulation (EStDV),

-
of the potential consequences of a list of shareholders that is incorrect in substance, and in particular the possibility and legal requirements of a bona fide acquisition of shares from a person who is listed in the list of shareholders, but does not hold ownership in the relevant shares,

-	that the transferor and the transferee of shares in a German limited liability company (GmbH) are jointly liable for unpaid contributions upon the capital of the company, and

-	that the parties to this Deed will be liable as joint and several debtors for all notarial fees by operation of law, irrespective of whatever internal agreement has been made in that respect.
***

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This notarial deed was read to the persons appearing by the Notary, was presented to the persons appearing for inspection, approved by them and signed by them and the Notary as follows:

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